Exhibit 2.4

AMENDED AND RESTATED

PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

CNL INCOME PROPERTIES, INC.

AND

DALLAS MARKET CENTER COMPANY, LTD.

AS OF JANUARY 14, 2005

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ARTICLE 7 CLOSING		10
7.1	Closings.	10
7.2	Deliveries by DMC at WTC Closing	11
7.3	Deliveries by CNL at WTC Closing	12
7.4	Actions of MCMC at WTC Closing	13
7.5	Actions of WTC and WTC Master Tenant at WTC Closing	13
7.6	Payment of Closing Costs at WTC Closing	13
7.7	Deliveries by DMC at IFDC Closing	14
7.8	Deliveries by CNL at IFDC Closing	15
7.9	Actions of MCMC at IFDC Closing	15
7.10	Actions of IFDC and IFDC Master Tenant at IFDC Closing	16
7.11	Payment of Closing Costs at IFDC Closing	16

ARTICLE 8 ADDITIONAL AGREEMENTS		16
8.1	Termination Prior to Closing	16
8.2	Post Closing Access to Information	16
8.3	Reproduction of Documents	17
8.4	Cooperation on Tax Matters	17

ARTICLE 9 INDEMNIFICATION		17
9.1	Indemnification by CNL	17
9.2	Indemnification by DMC	17
9.3	Notice and Control of Litigation	18
9.4	Notice of Claim	18
9.5	Limitations and Survival	18
9.6	Exclusivity of Remedies	19

ARTICLE 10 MISCELLANEOUS		19
10.1	Schedules and Other Instruments	19
10.2	Additional Assurances	19
10.3	Consent or Approval by Party	19
10.4	Legal Fees and Costs	20
10.5	Choice of Law	20
10.6	Benefit and Assignment	20
10.7	No Brokerage	20
10.8	Confidentiality	20
10.9	Public Announcements	21
10.10	Waiver of Breach	21
10.11	Notice	21
10.12	Severability	22
10.13	Gender and Number	22
10.14	Divisions and Headings	22
10.15	Affiliates	22
10.16	Waiver of Jury Trial	22
10.17	Accounting Date	23
10.18	No Inferences	23
10.19	No Third Party Beneficiaries	23

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10.20	Enforcement of Agreement	23
10.21	Entire Agreement/Amendment	23
10.22	OFAC	23

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SCHEDULES

Description	Schedule
Certain Definitions	Schedule A
Partnership Agreement	Schedule B
WTC Master Lease	Schedule C

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DEFINED TERMS

Affiliate	22
Agreement	1
Agreement Date	1
Approved Surveys	6
Approved Title Policies	6
BAS Engagement Fee	13
Building Condition Deficiencies	8
Closing	10
Closing Costs	13
Closing Date	10
CNL	1
CNL Escrow Deposit	2
CNL IFDC Payment	15
CNL Investment Funds	6
CNL Partners	6
CNL WTC Payment	13
Contracts	25
DMC	1
DMC Holdback Escrow Account	14
DMC Indemnified Parties	17
Escrow Agent	2
Financial Statements	26
FTC	4
Government Entity	26
Holdback Escrow Agreement	14
HSR Act	4
IFDC	1
IFDC Accounts	26
IFDC Approval	26
IFDC Assets	1, 26
IFDC Assigned Property	26
IFDC Assignment	26
IFDC Capital Contribution	26
IFDC Claims	26
IFDC Closing	10
IFDC Closing Date	10
IFDC Deposits	26
IFDC Loan	1
IFDC Loan Documents	1
IFDC Management Agreement	1
IFDC Master Lease	16
IFDC Master Tenant	10
IFDC Note	1
IFDC Occupancy Agreements	27

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IFDC Real Property	27
IFDC Records	27
Indemnified Party	18
Indemnifying Party	18
Initial Capital Contribution	27
Interim Statements	5
Justice Department	4
Lender	1
Management Agreements	1
Manager	11
Market Center	1
MCMC	1
Original Agreement	2
Partnership	2
Partnership Agreement	2
Partnership Indemnified Parties	17
Records	27
Tenant Estoppels	27
WTC	1
WTC Accounts	27
WTC Approval	27
WTC Assets	1, 27
WTC Assigned Property	27
WTC Assignment	27
WTC Capital Contribution	27
WTC Claims	28
WTC Closing	10
WTC Closing Date	10
WTC Deposits	28
WTC Lender	1
WTC Loan	1
WTC Loan Documents	1
WTC Management Agreement	1
WTC Master Lease	13
WTC Master Tenant	13
WTC Note	1
WTC Occupancy Agreements	28
WTC Real Property	28
WTC Records	28
WTC Required Contracts	28

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AMENDED AND RESTATED PARTNERSHIP INTEREST PURCHASE

AGREEMENT

THIS AMENDED AND RESTATED PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2005 (the “Agreement Date”), by and between DALLAS MARKET CENTER COMPANY, LTD., a Texas limited partnership (“DMC”), and CNL INCOME PROPERTIES, INC., a Maryland corporation and its assigns, subject to Section 10.6 (“CNL”). Certain defined terms and other general interpretive principles are set forth on Schedule A of this Agreement.

RECITALS:

A. DMC is the owner, directly or indirectly, of all of the general and limited partner interests in WTC-Trade Mart, L.P., a Delaware limited partnership (“WTC”) and of IFDC Property Company, Ltd., a Texas limited partnership (“IFDC”). WTC and IFDC are, collectively, the owners or lessees of certain land and improvements located in the City of Dallas, Texas and commonly known as the Market Center (hereinafter defined). The term “Market Center” means the buildings known as the World Trade Center, Trade Mart, Market Hall, and the International Floral and Gift Center, all as more fully described below.

B. WTC has obtained a loan (the “WTC Loan”) from Bank of America, N.A., as Agent for itself and any other participant lenders (collectively, whether one or more, “WTC Lender”) as evidenced by a promissory note in the maximum principal amount of One Hundred Forty Three Million and No/100 Dollars ($143,000,000), payable to WTC Lender (the “WTC Note”) pursuant to a Loan Agreement (herein so called) and other related documents (the WTC Note, Loan Agreement and such other documents evidencing or securing the loan described therein being hereinafter collectively referred to as the “WTC Loan Documents”). The WTC Loan is secured by first priority liens and security interests encumbering all assets of the WTC (the “WTC Assets”).

C. IFDC has obtained a loan (the “IFDC Loan”) from Bank of America, N.A., as Agent for itself and any other participant lenders (collectively, whether one or more, “IFDC Lender”) as evidenced by a promissory note in the maximum principal amount of Seventeen Million and No/100 Dollars ($17,000,000), payable to IFDC Lender (the “IFDC Note”) pursuant to a Loan Agreement (herein so called) and other related documents (the IFDC Note, Loan Agreement and such other documents evidencing or securing the loan described therein being hereinafter collectively referred to as the “IFDC Loan Documents”). The IFDC Loan is secured by first priority liens and security interests encumbering all assets of IFDC (the “IFDC Assets”).

D. Market Center Management Company, a Texas limited partnership (“MCMC”), is an Affiliate of DMC. MCMC is the manager of the portion of the Market Center owned by WTC pursuant to that certain Management and Leasing Agreement dated August 2, 2004 (the “WTC Management Agreement”), and MCMC is also the manager of the portion of the Market Center owned by the IFDC pursuant to that certain Management and Leasing Agreement dated January 9, 1998 (the “IFDC Management Agreement” and, together with the WTC Management Agreement, collectively, the “Management Agreements”).

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E. Subject to the terms and conditions of this Agreement, CNL and DMC desire to form a partnership to be known as CNL Dallas Market Center, L.P. (the “Partnership”) to own all of the general and limited partner interests of WTC and IFDC. CNL and DMC have agreed that the Partnership shall be formed by filing on the WTC Closing Date (hereinafter defined) a certificate of limited partnership with the Secretary of State of the State of Delaware. The Partnership shall be governed by the Limited Partnership Agreement in substantially the form of Schedule B (the “Partnership Agreement”).

F. On January 14, 2005, CNL and DMC entered into a certain Partnership Interest Purchase Agreement (the “Original Agreement”) pursuant to the terms of which, the parties set forth the terms and conditions upon which, among other things, they would form the Partnership and make certain contributions thereto. Since the execution of the Original Agreement, the parties have discovered certain errors and omissions in the Original Agreement and desire to amend and restate the Original Agreement to correct such errors and omissions, as more particularly set forth herein.

AGREEMENT:

NOW THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter provided for and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto hereby amend and restate the Original Agreement in its entirety with the purpose and intent that this Agreement fully supersede and replace the Original Agreement as follows:

ARTICLE 1

CLOSING DATE ACTIONS

CNL and DMC hereby agree as follows:

1.1 Agreement to Form the Partnership. DMC and CNL hereby agree to form the Partnership, subject to the terms, covenants, conditions, and provisions herein set forth.

1.2 Acknowledgment of Disclosure. DMC acknowledges that CNL’s entering into this Agreement and CNL’s obligations with respect to the CNL Escrow Deposit, and other provisions of this Agreement may require that CNL make certain disclosures to the Securities Exchange Commission, Federal Trade Commission and other governmental or regulatory authorities regarding this Agreement and the Partnership, and that such information may also become available to the general public. DMC agrees that, notwithstanding any confidentiality agreements or other agreements to the contrary, DMC will allow such disclosures.

ARTICLE 2

CNL ESCROW DEPOSIT

CNL has heretofore delivered to Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201 (“Escrow Agent”), by wire transfer or otherwise, an amount equal to Three Million Dollars ($3,000,000) (the “CNL Escrow Deposit”). The Escrow Agent has received the CNL Escrow Deposit and deposited the CNL Escrow Deposit into an interest-bearing money market account maintained at a federally insured bank or savings and loan

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association located in Dallas County, Texas. Such account shall have no penalty for early withdrawal, and CNL agrees and acknowledges that neither CNL nor DMC shall have any responsibility or liability for any loss of the CNL Escrow Deposit or any portion thereof. The CNL Escrow Deposit shall be distributed in accordance with Section 8.1. All interest earned shall be reported to the Internal Revenue Service as income of CNL and CNL shall execute all forms reasonably requested by the Escrow Agent with respect thereto.

ARTICLE 3

COVENANTS OF DMC PRIOR TO CLOSING

DMC covenants and agrees as follows:

3.1 Information. DMC and MCMC shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of CNL full and complete access to and the right to inspect the properties, books, and records of the Market Center, MCMC and the DMC Parties, and will furnish CNL with such additional financial and operating data and other information as to the business and properties of the DMC Parties and MCMC pertaining to the Market Center as CNL may from time to time reasonably request without regard to where such information may be located. CNL’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Market Center. CNL agrees that no inspections shall take place and no employees or other personnel of the DMC Parties or MCMC except those persons listed in ARTICLE 3, above, shall be contacted by CNL without CNL first providing reasonable notice to DMC and coordinating such inspection or contact with DMC. From and after the WTC Closing, the covenants in this Section 3.1 relating to the Market Center shall apply only to the International Floral and Gift Center.

3.2 Operations. Except as provided below, from the date hereof until the IFDC Closing, MCMC and DMC will (or DMC will cause the applicable DMC Party to):

(a) carry on its business pertaining to the Market Center in substantially the same manner as presently conducted and not make any material change in the operations, finance, accounting policies, or real property or personal property pertaining to the Market Center;

(b) maintain the Market Center and all parts thereof in good operating condition, ordinary wear and tear excepted;

(c) comply in all material respects with all of its obligations under agreements relating to or affecting the Market Center, the WTC Assets or the IFDC Assets;

(d) keep in full force and effect present insurance policies or other comparable insurance pertaining to the Market Center;

(e) use commercially reasonable efforts to maintain and preserve its business organizations intact and maintain its relationships with Tenants, suppliers, customers and others having business relations with the Market Center;

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(f) carry out on a reasonable schedule (and without any delay in such schedule because of the transactions described in this Agreement) all capital improvements contemplated in the 2005 capital budget (except to the extent such capital improvements are referred to in paragraph (g) below) approved by CNL Partners in accordance with the Master Leases, provided for each building comprising the Market Center; and

(g) carry out and complete all repairs, replacements and other capital improvements required to be completed by “Borrower” under the WTC Loan Documents from DMC’s own funds (which may include funds placed in escrow with WTC Lender in accordance with the WTC Loan Documents).

Notwithstanding the foregoing, (i) from and after the WTC Closing, the foregoing covenants shall be limited, and apply only, to the International Floral and Gift Center, and (ii) the covenants in paragraph (g) above shall survive each Closing and continue in full force and effect.

3.3 Negative Covenants. Except as provided below, from the date hereof until the IFDC Closing, neither MCMC nor DMC will do (and DMC will not allow any DMC Party to do) any of the following, without the prior written consent of CNL:

(a) Except as provided in Section 3.3(b) with respect to any WTC Occupancy Agreement or any IFDC Occupancy Agreement, amend or terminate any of its Contracts, enter into any contract or commitment, or willingly incur or agree to incur any liability, in each case which would cause a change of more $50,000, or in the aggregate which would cause a change of more $250,000, in the approved annual operating budget of any DMC Party;

(b) amend or terminate any one or more WTC Occupancy Agreements or any one or more IFDC Occupancy Agreements, or entering into any contract or commitment with respect to any such occupancy agreement, or willingly incur or agree to incur any liability which would have the cumulative effect of a loss of $700,000 or more in annual occupancy income;

(c) create, assume, or permit to exist any new debt, mortgage, pledge, or other lien or encumbrance upon any portion of the Market Center, whether now owned or hereafter acquired; or

(d) take any action outside the ordinary course of business of the Market Center or its related ancillary services.

Notwithstanding the foregoing, from and after the WTC Closing, the foregoing covenants shall be limited, and apply only, to the International Floral and Gift Center.

3.4 FTC Notification. Between the date of this Agreement and the WTC Closing Date, DMC shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“Justice Department”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and all regulations promulgated thereunder, concerning the transactions

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contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. DMC agrees to furnish to CNL such information concerning DMC as CNL needs to perform its obligations under Section 6.2 of this Agreement.

3.5 Governmental Approvals. DMC shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow DMC to perform its obligations under this Agreement, and (ii) use commercially reasonable efforts to assist and cooperate with CNL and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which CNL deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

3.6 Additional Financial Information. No later than twenty (20) days following the end of each calendar month prior to Closing, DMC shall deliver to CNL true and complete copies of the unaudited balance sheets and the related unaudited statements of income (collectively, the “Interim Statements”) of IFDC and WTC, respectively for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be true, correct, and complete in all material respects, shall have been prepared from and in accordance with the books and records of IFDC and WTC, and shall fairly present the financial position and results of operations of IFDC and WTC, respectively as of the date and for the period indicated, all in accordance with GAAP consistently applied, except that such financial statements need not include required footnote disclosures and normal audit adjustments. DMC shall notify CNL in writing of any materially adverse unanticipated change in the business of any DMC Party and of any governmental complaints, investigations, or adjudicatory proceedings (or communications indicating that the same may be contemplated) with respect to any DMC Party or the Market Center and shall keep CNL fully informed of such events. Notwithstanding the foregoing, from and after the WTC Closing, the foregoing covenants shall be limited, and apply only, to the International Floral and Gift Center.

3.7 No-Shop Clause. Except for tenant leases and any occupancy agreements or similar temporary use agreements with trade show exhibitors in the ordinary course of business, DMC agrees that, from and after the date of the execution and delivery of this Agreement by DMC until the earlier of termination of this Agreement or the WTC Closing, DMC will not (and will not authorize or permit MCMC as its management agent or cause any other DMC Party to) without the prior written consent of CNL or except as otherwise permitted by this Agreement or the Partnership Agreement (i) offer for sale or lease all or any material portion of the Market Center or any ownership interest in any entity owning any of the Market Center, (ii) solicit offers to buy all or any material portion of the Market Center or any ownership interest in any entity owning any of the Market Center, (iii) initiate, encourage, or provide any documents or information to any third party in connection with, or discuss or negotiate with any person regarding, any inquires, proposals, or offers relating to any disposition of all or any material portion of the Market Center or a merger or consolidation of any entity owning any of the Market Center, or (iv) enter into any agreement or discussions with any party (other than CNL) with respect to the sale, assignment, or other disposition of all or any material portion of the Market Center or any ownership interest in any entity owning any of the Market Center or with

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respect to a merger or consolidation of any entity owning any of the Market Center. DMC will promptly communicate to CNL the substance of any inquiry or proposal concerning any such transaction.

3.8 Title Policies. DMC has delivered to CNL, and CNL has reviewed and accepted, the following title policies: Owner Title Policy No. 44-903-100-647808A issued by Chicago Title Insurance Company, effective as of August 2, 2004 and Owner Title Policy No. 721014340879, issued by Chicago Title Company, dated August 8, 2003 (the “Approved Title Policies”). DMC shall not create, grant or permit the imposition of any lien, easement, right-of-way or other encumbrance or imposition on the Market Center other than those identified in the Approved Title Policies unless CNL has consented to such encumbrance or imposition in writing.

3.9 Survey. CNL has received and accepted copies of the following surveys of the IFDC Real Property and the WTC Real Property: (survey prepared by Carter & Burgess, Inc., designated as File No. 01-7113, certified on July 29, 2004 (and last revised August 19, 2004) and survey prepared by Carter & Burgess, Inc., designated as File No. 01-2585, certified on June 18, 2003 (the “Approved Surveys”). DMC shall not, without the prior written consent of CNL, take or permit to be taken action or enter any change in the building sizes and locations, pedestrian or vehicular access or available parking for the Market Center other than as shown on the Approved Surveys.

ARTICLE 4

COVENANTS OF CNL PRIOR TO CLOSING

Between the date of this Agreement and the WTC Closing and the IFDC Closing, as the case may be:

4.1 Governmental Approvals. CNL shall (i) obtain all governmental approvals (or exemptions therefrom) necessary or required to allow CNL to perform its obligations under this Agreement, and (ii) assist and cooperate with DMC and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which DMC deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

4.2 Entity Information. CNL shall cause to be formed one or more entities which are Affiliates of CNL as CNL deems necessary to own, on CNL’s behalf, the limited and general partnership interests in the Partnership that are to be acquired by CNL pursuant to this Agreement. Subject to Section 10.6, CNL may assign to such entities any of its rights under this Agreement.

4.3 Application of CNL Investment Funds. From and after the WTC Closing Date, CNL agrees that 75% of the gross proceeds of funds raised by CNL from its investors (“CNL Investment Funds”) after the Agreement Date shall be provided to CNL DMC, LP and CNL DMC, GP (collectively, the “CNL Partners”) and contributed to the Partnership until such time as CNL Partners have fully funded their respective shares of the WTC Capital Contribution (as defined in the Partnership Agreement); provided, however, if the IFDC Approval is obtained

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prior to the date the CNL Partners have fully funded their respective shares of the WTC Contribution, 75% of the CNL Investment Funds shall continue to be provided to the CNL Partners and contributed to the Partnership until such time as the CNL Partners have fully funded their respective shares of CNL Partners’ entire Initial Capital Contribution. If IFDC Approval is not obtained at such time as the CNL Partners have fully funded their respective shares of the WTC Capital Contribution, then CNL may apply the CNL Investment Funds to other investments or transactions of CNL or its Affiliates so long as the CNL Partners fully fund their respective shares of the IFDC Capital Contribution within sixty (60) days after the IFDC Approval is obtained. In no event shall CNL apply CNL Investment Funds to other investments or transactions of CNL or its Affiliates prior to the date the CNL Partners fully fund their respective shares of the WTC Capital Contribution. CNL shall have no liability for breach of the covenant in the immediately preceding sentence if CNL funds the entire WTC Capital Contribution prior to June 30, 2005.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF CNL

Notwithstanding anything herein to the contrary, the obligations of CNL to consummate the transactions described herein are subject to the fulfillment, on or prior to each Closing Date of the following conditions precedent unless (but only to the extent) waived in writing by CNL at the Closing:

5.1 Covenants and Agreements. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by DMC or any other of the DMC Parties, acting at the direction of DMC on or before the applicable Closing Date (as defined below) pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

5.2 Pre-Closing Confirmations. CNL shall have obtained documentation or other evidence satisfactory to CNL in its reasonable discretion as to the following:

(a) each of CNL and the Partnership shall have received all necessary approvals from all Government Entities whose approval is required to complete the transactions herein contemplated to be consummated in connection with the applicable Closing; and

(b) each of CNL and the Partnership shall have obtained such other consents and approvals as may be legally or contractually required for the consummation of the transactions described herein at the applicable Closing.

5.3 Actions or Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which CNL reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

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5.4 Approvals. CNL shall have approved the Financial Statements, all Contracts, all Records, the Tenant Estoppels, the WTC Loan Documents and any revisions, amendments, or modifications thereto.

5.5 Insolvency. None of the DMC Parties shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of the DMC Parties.

5.6 Opinion of Counsel to DMC. CNL shall have received an opinion from counsel to DMC dated as of the applicable Closing Date and addressed to CNL, in form and substance satisfactory to counsel for CNL.

5.7 Consents to Assignments. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of CNL, to complete effectively the transactions herein contemplated to be consummated on the applicable Closing Date, including specifically, the WTC Approval, shall have been obtained and shall be in form and substance reasonably satisfactory to CNL.

5.8 Delivery of Documents. DMC shall have executed or caused the applicable DMC Party or MCMC to have executed and delivered to the Partnership, each of which shall be in form and substance satisfactory to CNL, (i) the documents described in Section 7.2 and 7.7, as the case may be, below, and (ii) all assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in the Partnership all right, title, and interest in and to WTC as of the WTC Closing Date and IFDC as of the IFDC Closing Date, all as contemplated by Sections 7.4, 7.5, 7.9 and 7.10, as the case may be, for the applicable Closing.

5.9 Property Condition. DMC, with its own funds and not funds of the Partnership, shall have completed the repair or restoration of the roof on the International Floral and Gift Center (the “Building Condition Deficiencies”) on or before the Closing or within 12 months thereafter. CNL shall have the right to approve the work to be performed by DMC with respect to the Building Condition Deficiencies to the extent the work has not been commenced prior to the WTC Closing and to inspect the work once completed. The provisions of this Section 5.9 shall survive each Closing and continue in full force and effect.

5.10 Adverse Change. On the WTC Closing Date, no material adverse change in the results of operations, financial condition, business, or prospects of the WTC Assets shall have occurred, and DMC shall not have suffered any material change, loss, or damage to the WTC Assets, whether or not covered by insurance, all as reasonably determined by CNL. On the IFDC Closing Date, no material adverse change in the results of operations, financial condition, business, or prospects of the IFDC Assets shall have occurred, and DMC shall not have suffered any material change, loss, or damage to the IFDC Assets, whether or not covered by insurance, all as reasonably determined by CNL.

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5.11 WTC and IFDC Loan Status. As of the WTC Closing Date, neither WTC shall be in default with respect to the WTC Loan or IFDC shall be in default with respect to the IFDC Loan. As of the IFDC Closing Date, IFDC shall not be in default of the IFDC Loan.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF DMC

Notwithstanding anything herein to the contrary, the obligations of DMC to consummate the transactions described herein are subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by DMC at the applicable Closing:

6.1 Covenants and Agreements. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by CNL on or before each Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

6.2 Governmental Approvals. All material consents, authorizations, orders, and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery, and performance of this Agreement (including specifically those contemplated by Section 3.5 above) shall have been obtained or made by CNL when so required, except for any documents required to be filed, or consents, authorizations, orders, or approvals required to be issued after the applicable Closing Date.

6.3 Actions or Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which DMC reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

6.4 Insolvency. CNL shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against CNL.

6.5 Opinion of Counsel to CNL. DMC shall have received an opinion from counsel to CNL dated as of the applicable Closing Date and addressed to DMC, in form and substance satisfactory to counsel for DMC.

6.6 Delivery of Certain Documents and CNL Closing Payments. At each Closing, CNL shall have delivered to DMC the closing documents and provided funds and make payments described in Section 7.3, 7.6 or 7.8, as the case may be, below, to the extent applicable to the Closing. Each closing document shall be in form and substance satisfactory to DMC.

6.7 No Default by CNL Under the Partnership Agreement. CNL shall not be in default of its obligation under the Partnership Agreement to timely fund any of its Initial Capital Contribution (as defined in the Partnership Agreement).

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ARTICLE 7

CLOSING

7.1 Closings.

(a) The transactions contemplated in this Agreement will be consummated in two closings (each a “Closing”). The first Closing (the “WTC Closing”) will occur on a date (the (“WTC Closing Date”) selected by CNL upon not less than ten (10) days prior notice to DMC, but in no event later than thirty (30) days after the Agreement Date; provided, however, if the WTC Approval has not been obtained by January 28, 2005, then CNL shall have the right to extend the WTC Closing Date to March 18, 2005 or such later date (but not later than March 30, 2005) as may be necessary for CNL to avoid being in violation of any federal securities laws applicable to CNL. The second Closing (the “IFDC Closing”) will occur on a date (the (“IFDC Closing Date”) selected by CNL upon not less than ten (10) days prior notice to DMC, but in no event later than the last to occur of June 30, 2005 or sixty (60) days after IFDC Approval is obtained. The WTC Closing Date and the IFDC Closing Date are sometimes referred to as a “Closing Date”)

(b) At the WTC Closing, (i) DMC shall transfer all of its direct and indirect general and limited partner interests in WTC to the Partnership, (ii) the WTC Management Agreement shall be terminated, (iii) WTC and WTC Master Tenant (as defined below) shall enter into the WTC Master Lease, (iv) WTC shall execute and deliver the WTC Assignment (as defined on Schedule A) and (v) CNL or its designee(s) shall make a capital contribution to the Partnership as more particularly set forth in the Partnership Agreement. At the IFDC Closing, DMC shall transfer all of its direct and indirect general and limited partner interests in IFDC to the Partnership, (ii) the IFDC Management Agreement shall be terminated, (iii) IFDC and IFDC Operating. L.P., a Delaware corporation (the “IFDC Master Tenant”) shall enter into the IFDC Master Lease, (iv) IFDC shall execute and deliver the IFDC Assignment (as defined on Schedule A) and (v) CNL or its designee(s) shall make an additional capital contribution to the Partnership as more particularly set forth in the Partnership Agreement.

(c) At the WTC Closing, Thirty-Eight Million and no/100 Dollars of the CNL WTC Payment shall be distributed by the Partnership to DMC in consideration for DMC’s assignment to the Partnership of 100% of its direct and indirect general and limited partner interests in WTC. At the IFDC Closing, Eleven Million Two Hundred Thousand and no/100 Dollars of the CNL IFDC Payment shall be distributed by the Partnership to DMC in consideration for DMC’s assignment to the Partnership of 100% of its direct and indirect general and limited partner interests in WTC .

(d) Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to the applicable Closing specified in ARTICLE 7 and ARTICLE 8 hereof, each Closing shall take place at the offices of Greenberg Traurig, LLP, 600 Three Galleria Tower, 13155 Noel Road, Dallas, Texas 75240 at 10:00 a.m. local time on the applicable Closing Date.

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7.2 Deliveries by DMC at WTC Closing. At the WTC Closing and unless otherwise waived in writing by CNL, DMC shall execute where necessary, and as applicable shall cause each DMC Party and their respective general partners or MCMC as appropriate to, deliver to the Partnership the following:

(a) one or more executed original counterparts of the Partnership Agreement;

(b) one or more executed original counterparts of an assignment of partnership interests, conveying to the Partnership 100% of its direct and indirect general and limited partner interests in WTC, in form and substance satisfactory to CNL and DMC;

(c) copies of resolutions duly adopted by Crow Family, Inc., a Texas corporation (the “Manager”) authorizing and approving the performance by each DMC Party, MCMC and WTC Master Tenant of their respective obligations contemplated hereby with respect to the WTC Closing and the execution and delivery of this Agreement, the Partnership Agreement and any other agreements and documents and the documents described in this Section 7.2 and Section 7.6 certified as true and in full force as of the WTC Closing by a duly authorized officer of the Manager;

(d) a certificate of a duly authorized officer of the Manager certifying that (i) each covenant and agreement of DMC to be performed prior to or as of the WTC Closing pursuant to this Agreement has been performed and (ii) each representation and warranty of the DMC Parties and MCMC set forth therein is true and correct in all material respects ;

(e) certificates of incumbency for the respective officers of the Manager executing the Partnership Agreement, this Agreement and any other agreements or documents to be executed or delivered by Manager, or making certifications for the WTC Closing dated as of the WTC Closing Date;

(f) certificates of incorporation, formation, organization and limited partnership for each DMC Party, MCMC and WTC Master Tenant and their respective constituent partners, members and managers, together with such other certificates from the state of formation of each such entity, together with evidence that each such entity is qualified or registered to do business and in good standing in the State of Texas, all dated not more than thirty (30) days prior to the WTC Closing;

(g) the opinion of counsel to DMC as provided by Section 5.6 hereof with respect to the transactions being consummated at the WTC Closing;

(h) such other instruments and documents as CNL reasonably deems necessary to effect the transactions contemplated in this Section 7.2;

(i) Holdback Agreement;

(j) Agreements regarding rights to use of facilities located north of Market Center Boulevard and known as the North Campus, including, without limitation:

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Market Hall; use of parking garages and surface lots; and use of Apparel Mart building as more particularly described in the applicable agreement;

(k) Agreement Regarding Purchase of Fee Estates between the Partnership and CIT Acquisition Corp.;

(l) Use Restriction Agreement dated as of the WTC Closing Date by and among DMC, the Partnership and AM Campus, L.P.;

(m) Consent or approval of the mortgagee under the WTC Loan or its servicing agent to the change in control of WTC and executed counterparts of any necessary modification documents for the WTC Loan and IFDC Loan;

(n) Non-Competition Agreement with respect to the agreement by the DMC Parties and their Affiliates not to engage in certain activities that compete with the Market Center for a period of time; and

(o) DMC’s share of the Closing Costs as described in Section 7.6.

7.3 Deliveries by CNL at WTC Closing. At the WTC Closing and unless otherwise waived in writing by DMC, CNL shall deliver to the Partnership the following:

(a) one or more executed original counterparts of the Partnership Agreement;

(b) copies of resolutions duly adopted by the board of directors of CNL and each of its Affiliates authorizing and approving its or their respective performance of the transactions contemplated hereby with respect to the WTC Closing and the execution and delivery of the Partnership Agreement, this Agreement and the other agreements and documents described in this Section 7.3 and Section 7.6, certified as true and in full force as of the WTC Closing by the appropriate officers of CNL;

(c) certificates of incumbency for the officer of CNL executing the Partnership Agreement, this Agreement or any other related agreements or documents, or making certifications for the WTC Closing dated as of the WTC Closing Date;

(d) certificates of incorporation, formation, organization and limited partnership for CNL and each of its Affiliates (and their respective constituent partners, members and managers) executing the Partnership Agreement or any related agreement, document or certification, together with such other certificates from the state of formation of each such entity, together with evidence that each such entity is qualified or registered to do business and in good standing in the State of Texas, all dated not more than thirty (30) days prior to the WTC Closing;

(e) a certificate of a duly authorized officer of CNL certifying that (i) each covenant and agreement of CNL to be performed prior to or as of the CNL Closing pursuant to this Agreement has been performed and (ii) each representation and warranty of the CNL set forth therein is true and correct in all material respects;

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(f) such other instruments and documents as DMC reasonably deems necessary to effect the transactions contemplated hereby;

(g) subject to any credit pursuant to Section 8.1, immediately available funds in the amount of Thirty-Eight Million and no/100 Dollars ($38,000,000.00), plus CNL’s share of the DMC Pre-Closing Costs (all of such funds being collectively referred to herein as the “CNL WTC Payment”); and

(h) CNL’s share of the Closing Costs.

7.4 Actions of MCMC at WTC Closing. At the WTC Closing, DMC shall cause MCMC and WTC to deliver to the Partnership the following:

(a) a termination of the WTC Management Agreement, duly executed by MCMC and WTC;

(b) the WTC Assignment; and

(c) such other instruments and documents as CNL or DMC reasonably deems necessary to effect the transactions contemplated hereby.

7.5 Actions of WTC and WTC Master Tenant at WTC Closing. At the WTC Closing, DMC shall cause WTC Operating, L.P., a Delaware corporation (the “WTC Master Tenant”) and WTC, as applicable, to execute and deliver the following to the Partnership:

(a) A master lease agreement (the “WTC Master Lease”) between WTC as landlord and WTC Master Tenant as tenant, covering the WTC Real Property, in the form of the Master Lease attached hereto as Schedule C;

(b) the WTC Assignment; and

(c) such other instruments and documents as CNL or DMC reasonably deems necessary to effect the transactions contemplated hereby.

7.6 Payment of Closing Costs at WTC Closing. With respect to payment of Closing Costs and all other fees and expenses of this transaction, CNL and DMC agree as follows:

(a) the Banc of America Securities engagement fee for its services in connection with the consummation of the transactions contemplated by this Agreement is One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000) (the “BAS Engagement Fee”). At the Closing, CNL agrees to pay One Million Dollars ($1,000,000.00) of the BAS Engagement Fee and DMC agrees to pay Seven Hundred Fifty Thousand Dollars ($750,000.00) of the BAS Engagement Fee.

(b) all costs, fees and expenses reasonably incurred by DMC or CNL, excluding the BAS Engagement Fee, and including all legal fees, title policy premiums, survey expenses, costs of environmental studies and reports, engineering reports and all

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other such costs incurred by DMC or CNL in connection with the formation of the Partnership and the other transactions described in this Agreement are collectively referred to herein as the “Closing Costs”. CNL agrees to pay 80% and DMC agrees to pay 20% of all Closing Costs incurred by DMC or CNL in connection with the WTC Closing.

(c) Establishment of DMC Holdback Escrow Account. At the WTC Closing, DMC shall establish an escrow account (the “DMC Holdback Escrow Account”) pursuant to an escrow agreement approved by CNL and DMC in their sole discretion (the “Holdback Escrow Agreement”). DMC shall deposit into the DMC Holdback Escrow Account Five Million Dollars ($5,000,000) from the CNL Closing Payment received by DMC. Withdrawals from the DMC Holdback Escrow Account shall be governed by the terms of the Holdback Escrow Agreement.

7.7 Deliveries by DMC at IFDC Closing. At the IFDC Closing and unless otherwise waived in writing by CNL, DMC shall execute where necessary, and shall as applicable cause IFDC and its general partner to, deliver to the Partnership the following:

(a) one or more executed original counterparts of an assignment of partnership interests, conveying to the Partnership 100% of its direct and indirect general and limited partner interests in IFDC, in form and substance satisfactory to CNL and DMC;

(b) copies of resolutions duly adopted by the Manager authorizing and approving the performance by each DMC Party, MCMC and IFDC Master Tenant of their respective obligations contemplated hereby with respect to the IFDC Closing and the execution and delivery of this Agreement, the Partnership Agreement and any other agreements and documents and the documents described in this Section 7.7, certified as true and in full force as of the IFDC Closing by a duly authorized officer of the Manager;

(c) a certificate of a duly authorized officer of the Manager certifying that (i) each covenant and agreement of DMC to be performed prior to or as of the IFDC Closing pursuant to this Agreement has been performed and (ii) each representation and warranty of the DMC Parties and MCMC (with respect to the IFDC and the International Flowers and Gift Center only) is true and correct in all material respects;

(d) certificates of incumbency for the respective officers of the Manager executing the Partnership Agreement, this Agreement and any other agreements or documents to be executed or delivered by Manager, or making certifications for the IFDC Closing dated as of the IFDC Closing Date;

(e) certificates of incorporation, formation, organization and limited partnership for each DMC Party, MCMC, and IFDC Master Tenant and their respective constituent partners, members and managers, together with such other certificates from the state of formation of each such entity, together with evidence that each such entity is qualified or registered to do business and in good standing in the State of Texas, all dated not more than thirty (30) days prior to the IFDC Closing;

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(f) the opinion of counsel to DMC as provided by Section 5.6 hereof with respect to the transactions being consummated at the IFDC Closing;

(g) such other instruments and documents as CNL reasonably deems necessary to effect the transactions contemplated in this Section 7.7;

(h) consent or approval of the mortgagee under the IFDC Loan or its servicing agent to the change in control of IFDC and executed counterparts of any necessary modification documents for the IFDC Loan; and

(i) payment of the DMC portion of the Closing Costs, as provided in Section 7.11.

7.8 Deliveries by CNL at IFDC Closing. At the IFDC Closing and unless otherwise waived in writing by DMC, CNL shall deliver to the Partnership the following:

(a) copies of resolutions duly adopted by the board of directors of CNL authorizing and approving its performance of the transactions contemplated hereby with respect to the IFDC Closing and the execution and delivery of the Partnership Agreement, this Agreement and the documents described in this Section 7.8, certified as true and in full force as of the IFDC Closing by the appropriate officers of CNL;

(b) certificates of incumbency for the officer of CNL executing any documents or making certifications for the IFDC Closing dated as of the IFDC Closing Date;

(c) certificate of existence and good standing of CNL from the state in which it is organized or incorporated, dated not less than thirty (30) days prior to IFDC Closing;

(d) such other instruments and documents as DMC reasonably deems necessary to effect the transactions contemplated hereby; and

(e) immediately available funds in the amount of Eleven Million Two Hundred Thousand and no/100 Dollars ($11,200,0000 (such funds being referred to herein as the “CNL IFDC Payment”).

(f) CNL’s share of the Closing Costs as described in Section 7.11

7.9 Actions of MCMC at IFDC Closing. At the IFDC Closing, DMC shall cause MCMC and IFDC to deliver to the Partnership the following:

(a) a termination of the IFDC Management Agreement, duly executed by MCMC and IFDC;

(b) the IFDC Assignment; and

(c) such other instruments and documents as CNL or DMC reasonably deems necessary to effect the transactions contemplated hereby.

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7.10 Actions of IFDC and IFDC Master Tenant at IFDC Closing. At the IFDC Closing, DMC shall cause IFDC Master Tenant and IFDC, as applicable, to execute and deliver the following to the Partnership:

(a) A master lease agreement (the “IFDC Master Lease”) between IFDC as landlord and IFDC Master Tenant as the tenant, covering the IFDC Real Property;

(b) the IFDC Assignment; and

(c) such other instruments and documents as CNL or DMC reasonably deems necessary to effect the transactions contemplated hereby.

7.11 Payment of Closing Costs at IFDC Closing. CNL agrees to pay 80% and DMC agrees to pay 20% of all Closing Costs incurred by DMC or CNL in connection with the IFDC Closing.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time on or prior to the WTC Closing Date (i) by mutual consent of DMC and CNL, (ii) by CNL, if any of the conditions specified in ARTICLE 5 of this Agreement have not been satisfied (unless the failure results primarily from CNL breaching any provision of this Agreement) and shall not have been waived by CNL, or (iii) by DMC if any of the conditions specified in ARTICLE 6 of this Agreement to be performed by CNL have not been satisfied (unless the failure results primarily from DMC breaching any provision of this Agreement) and shall not have been waived by DMC. If this Agreement is terminated by mutual consent of CNL and DMC, then the CNL Escrow Deposit shall be distributed in a manner mutually agreed upon by CNL and DMC. In the event this Agreement is terminated by CNL pursuant to Section 8.1(ii), CNL shall be entitled to receive all of the CNL Escrow Deposit. In the event this Agreement is terminated by DMC pursuant to Section 8.1(iii), then, as its sole and exclusive remedy, DMC shall be entitled to receive all of the CNL Escrow Deposit. Upon consummation of the WTC Closing, the CNL Escrow Deposit shall be delivered to DMC and CNL shall be entitled to a credit against the CNL WTC Payment in an amount equal to the amount of the CNL Escrow Deposit received by DMC.

8.2 Post Closing Access to Information. DMC and CNL acknowledge that subsequent to a Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, DMC and CNL agree that for a period of six (6) years after the last Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the WTC Assets and the IFDC Assets for periods prior and subsequent to such Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

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8.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers, and modifications which may hereafter be executed, (b) the documents delivered at a Closing, and (c) financial statements, certificates, and other information previously or hereafter furnished to DMC or to CNL, may, subject to the provisions of Section 10.8 hereof, be reproduced by DMC and by CNL by any photographic, photo static, microfilm, micro-card, miniature photographic, or other similar process and DMC and CNL may destroy any original documents so reproduced. DMC and CNL agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral, or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the DMC or CNL in the regular course of business) and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

8.4 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records, or documents relating to tax liabilities or potential tax liabilities of DMC for all periods on or prior to a Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by CNL. CNL shall defend, indemnify, and hold harmless DMC and its Affiliates, and its and their respective officers, employees, agents, or independent contractors (collectively, the “DMC Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal), and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such DMC Indemnified Party incurs as a result of, or with respect to, (i) any misrepresentation or breach of warranty by CNL contained in this Agreement or any certificate delivered pursuant to this Agreement or (ii) any breach by CNL of, or any failure by CNL to perform, any covenant or agreement of, or required to be performed by, CNL under this Agreement.

9.2 Indemnification by DMC. DMC shall defend, indemnify, and hold harmless the Partnership, CNL and its Affiliates, and its and their respective officers, employees, agents, or independent contractors (collectively, the “Partnership Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal), and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such the Partnership Indemnified Party incurs as a result of, or with respect to, (i) any misrepresentation or breach of warranty by DMC contained in this Agreement or any certificate delivered pursuant to this Agreement or, (ii) any breach by DMC of, or any failure by DMC to perform, any covenant or agreement of, or required to be performed by, DMC under this Agreement.

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9.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 9.3 (the “Indemnified Party”) which would give rise to a claim under this Section 9.3, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 9.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

9.4 Notice of Claim. If an Indemnified Party becomes aware of any basis for indemnification under this Section 9.4, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty-five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 9.4. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

9.5 Limitations and Survival. Notwithstanding any provision herein to the contrary:

(a) Subject to Section 9.6(b), DMC shall not be liable to any Partnership Indemnified Party under Section 9.2(i), except to the extent that the total of all claims for indemnification under Section 9.2(i) exceeds $500,000;

(b) the aggregate amount of indemnification payments to be made by DMC with respect to any claims under Section 9.2(i) shall not exceed $2,000,000; (c) the

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indemnity obligations of DMC described in Section 9.2(i) shall survive the applicable Closing for a period of twelve (12) months and shall thereafter terminate and be of no further force or effect;

(c) the aggregate amount of indemnification payments to be made by DMC with respect to any claims under Section 9.2(ii) shall not exceed $3,000,000;

(d) the aggregate amount of indemnification payments to be made by CNL respect to any claims under Section 9.1 shall not exceed $3,000,000.

9.6 Exclusivity of Remedies. In the event of a breach of any warranty or representation contained in this Agreement or any certificate delivered pursuant to this Agreement or a breach of any covenant set forth in this Agreement, the indemnity rights provided in this ARTICLE 9 shall be the exclusive and sole remedy available to the parties to this Agreement; provided, however, nothing in this Agreement (i) shall prevent CNL from suing for specific performance of this Agreement, or (ii) pursuing a claim for damages against DMC in excess of the amounts set forth in Section 9.5 if (A) CNL brings a suit for specific performance and the court is unwilling to grant specific performance because it concludes CNL has an adequate remedy in damages or because of impossibility of performance, and (B) prior to the applicable Closing, DMC has conveyed any of the WTC Assets or the IFDC Assets to a third party in breach of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

10.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may deem necessary to effectuate this agreement. In addition and from time to time after Closing, DMC shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as CNL reasonably may request, in order to consummate the transactions contemplated by this Agreement. DMC shall also furnish the Partnership with such information and documents in its possession or under its control, or which DMC can execute or cause to be executed, as will enable the Partnership to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Market Center or the Assets. Additionally, DMC shall cooperate and use commercially reasonable efforts to have its present directors, officers, and employees cooperate with the Partnership on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

10.3 Consent or Approval by Party. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, the

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parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed.

10.4 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

10.5 Choice of Law. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.6 Benefit and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other party, except that upon notice to, but without any requirement for consent CNL may assign its rights and obligations hereunder to any Affiliate of CNL so long as such assignee assumes the obligations of CNL hereunder in writing.

10.7 No Brokerage. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party, except as otherwise expressly provided in ARTICLE 7.

10.8 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to CNL by DMC and its agents and the information, documents, and instruments delivered to DMC by CNL and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto recognizes that any breach of this Section 10.8 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 10.15 below) and that therefore either DMC or CNL shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition, subject to Sections 9.5 and 9.6 , to all of its other legal and equitable remedies. Nothing in this Section 10.9, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of DMC’s counsel or CNL’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

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10.9 Public Announcements. DMC and CNL mutually agree that neither party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the other party, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws.

10.10 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

10.11 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to DMC:	Crow Holdings 2100 McKinney Suite 700 Dallas, Texas 75201 Attention: Gina A. Norris

With a copy to:	Crow Holdings 2100 McKinney Suite 700 Dallas, Texas 75201 Attention: M. Kevin Bryant, General Counsel

And to:	Stephen C. Johnson, PC 2100 McKinney Avenue Suite 700 Dallas, Texas 75201

If to CNL:	CNL Income Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 Attention: Charles A. Muller, Chief Operating Officer

CNL Income Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 Attention: Tammie A. Quinlan, Chief Financial Officer

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CNL Income Corp.
CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 Attention: Amy Sinelli, Vice President and Corporate Counsel

With a copy to:	Greenberg Traurig, LLP 600 Three Galleria Tower 13155 Noel Road Dallas, Texas 75240 Attention: Ralph G. Santos, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

10.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

10.13 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

10.14 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

10.15 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

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10.17 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the applicable Closing Date, unless otherwise agreed in writing by DMC and CNL.

10.18 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

10.19 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of CNL, the Partnership and DMC and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

10.20 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being, subject to Section 9.5 and 9.6, in addition to any other remedy to which they are entitled at law or in equity.

10.21 Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.22 OFAC. Each party to this Agreement represents and warrants to the other party that the representing party is currently in compliance with and shall at all times until this Agreement has been fully performed, remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specialty Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

[SIGNATURES INTENTIONALLY ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DMC:
DALLAS MARKET CENTER COMPANY, LTD., a Texas limited partnership

By:	Flagship Exhibition, LLC, a Texas limited liability company, its General Partner

	By:	Crow Family, Inc., a Texas corporation its Manager

By:	/s/ Gina A. Norris

Name:	Gina A. Norris
Title:	Vice President

CNL:
CNL INCOME PROPERTIES, INC., a Maryland corporation

By:	/s/ Charles A. Muller

Name:	Charles A. Muller
Title:	Chief Operating Officer

Partnership Interest Purchase Agreement - Signature Page

SCHEDULE A

CERTAIN DEFINITIONS

General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; (vii) the words “not including” mean “excluding only”; (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement; and (ix) all Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits.

Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

Contracts means all contracts, commitments, leases and agreements, written or oral, which affect the Market Center, or the operation of any thereof, to which any of the DMC Parties or MCMC is a party or by which any of the DMC Parties, MCMC or the Market Center, or any portion thereof is bound, including, without limitation, (a) joint venture or partnership agreements, (b) employment contracts or any other contracts, agreements, or commitments to or with individual employees or agents, including, without limitation, contracts or agreements with MCMC or any of the DMC Parties, (c) contracts or commitments affecting ownership of, title to, use of or any interest in the IFDC Real Property or the WTC Real Property (including, without limitation, the WTC Required Contracts), (d) equipment leases, (e) property or equipment maintenance agreements, (f) agreements with municipalities, (g) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (h) loan agreements, bonds, mortgages, liens, or other credit or security agreements, (i) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting the Market Center (j) contracts or commitments providing for payments based in any manner on the revenues or profits of the Market Center or the WTC Assets or the IFDC Assets, (k) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with the Market Center or the Assets, and (l) contracts or

Schedule A

commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by any of the DMC Parties or MCMC.

DMC Parties means DMC, MCMC, WTC, IFDC, WTC Master Tenant, IFDC Master Tenant and, to the extent applicable, the general partners of the foregoing.

Financial Statements means the financial statements relating to the DMC Parties and the Market Center delivered by DMC to CNL in connection with the execution and delivery of this Agreement.

Government Entity means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state, or local.

IFDC Accounts means all accounts receivable in favor of IFDC arising from the rendering of services to IFDC Occupants, or other customers of the IFDC Assets, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services through the Closing.

IFDC Approval means the date the mortgagee of the Existing IFDC Loan or its servicing agent approves or consents to the transfer of DMC’s interest in IFDC to the Partnership.

IFDC Assets means all real property, personal property and other intangible property owned by IFDC as of the Agreement Date and reflected on the Financial Statements of IFDC provided to CNL in connection with the execution and delivery of this Agreement.

IFDC Assigned Property means the IFDC Occupancy Agreements, IFDC Deposits, IFDC Accounts and IFDC Records.

IFDC Assignment means a written assignment from IFDC in favor of IFDC Master Tenant whereby IFDC transfers and assigns all of the IFDC Assigned Property to IFDC Master Tenant and IFDC Master Tenant assumes certain obligations with respect to the IFDC Assigned Property.

IFDC Capital Contribution means a portion of the CNL Partners’ Initial Capital Contribution equal to $11,200,000.

IFDC Claims means all claims, causes of action, and judgments in favor of IFDC relating to the IFDC Assets and all warranties (express or implied) and rights and claims assertable by IFDC related to the IFDC Assets.

IFDC Deposits means assumable deposits, including, but not limited to, any security deposits under IFDC Occupancy Agreements, prepaid expenses, claims for refunds, and any deposits or other prepaid sums paid by or for the account of IFDC with respect to any contract.

Schedule A

IFDC Occupancy Agreements means each and every lease and other use and other occupancy agreements of any kind with respect to the use by third parties of any portion of the IFDC Real Property (as defined in this Agreement).

IFDC Real Property means that portion of the IFDC Assets consisting of interests in real property.

IFDC Records means all financial, IFDC Occupant and customer records relating to the IFDC Assets (including, without Occupant and other billing records, documents, catalogs, books, records limitation, all accounts receivable records, IFDC, files and operating manuals).

Initial Capital Contribution means the total amount of capital contributions that the CNL Partners have agreed to make under the Partnership Agreement totaling $71,200,000 subject to the satisfaction of certain conditions set forth herein and in the Partnership Agreement.

Records means the WTC Records and the IFDC Records.

Tenant Estoppels means all estoppel letters and certificates obtained from any tenant or occupant under any of the WTC Occupancy Agreements and IFDC Occupancy Agreements within the 12 month period preceding the WTC Closing or the IFDC Closing, as the case may be.

WTC Accounts means all accounts receivable in favor of WTC including, without limitation, those arising from the rendering of services to WTC Occupants, or other customers of the Market Center, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services through the Closing.

WTC Approval means the issuance by the mortgagee under the $143,000,000 loan from Bank of America, N.A. to DMC with respect to the WTC Assets or its servicing agent of its approval or consent to the transfer of DMC’s general and limited partnership interests in WTC to the Partnership.

WTC Assets means all real property, personal property and other intangible property owned by WTC as of the Agreement Date and reflected on the Financial Statements of WTC provided to CNL in connection with the execution and delivery of this Agreement.

WTC Assigned Property means the WTC Occupancy Agreements, WTC Deposits, WTC Accounts, WTC Records and WTC Required Contracts.

WTC Assignment means a written assignment from WTC in favor of WTC Master Tenant whereby WTC transfers and assigns all of the WTC Assigned Property to WTC Master Tenant and WTC Master Tenant assumes certain obligations with respect to the WTC Assigned Property.

WTC Capital Contribution means a portion of the Initial Capital Contribution of the CNL Partners equal to $60,000,000.

Schedule A

WTC Claims means all claims, causes of action, and judgments in favor of WTC relating to the WTC Assets and all warranties (express or implied) and rights and claims assertable by WTC related to the WTC Assets

WTC Deposits means assumable deposits, including, but not limited to, any security deposits under WTC Tenant Occupancy Agreements, prepaid expenses, claims for refunds, and any deposits or other prepaid sums paid by/or for the account of WTC with respect to any contract.

WTC Occupancy Agreements means each and every lease and other use and other occupancy agreements of any kind with respect to the use by third parties of any portion of the WTC Real Property (as defined in this Agreement).

WTC Real Property means that portion of the WTC Assets consisting of interests in real property.

WTC Records means all financial, WTC Occupant and customer records relating to the WTC Assets including, without limitation, all accounts receivable records, WTC Occupant and other billing records, documents, catalogs, books, records, files and operating manuals.

WTC Required Contracts means all of the following:

(i) Trade Show Lease Agreement dated December 18, 1997 between DMC and the Juvenile Products Manufacturers Association, Inc, regarding trade shows and the right to use of the building known as the Apparel Mart in connection therewith as assigned to WTC pursuant to that certain assignment in favor of WTC dated as of August 2, 2004;

(ii) the right to the use of 2000 parking spaces in the Children’s Medical Center Garage eight times annually subject to and in accordance with that certain Ground Sublease, Garage Construction and Parking Easement Agreement dated as of November 1, 2001, by and between Dallas Market Center Company, Ltd. and Children’s Medical Center, as evidenced by that certain assignment in favor of WTC dated as of August 2, 2004.

Schedule A

SCHEDULE B

PARTNERSHIP AGREEMENT

Schedule B

LIMITED PARTNERSHIP AGREEMENT

OF

CNL DALLAS MARKET CENTER, L.P.

Dallas Market Center

Dated: As of February 14, 2005

i

LIMITED PARTNERSHIP AGREEMENT

OF

CNL DALLAS MARKET CENTER, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT of CNL Dallas Market Center L.P. (this “Agreement” and the “Company”, respectively) is made and entered into as of February 14, 2005 (the “Effective Date”), by and among (i) CNL Dallas Market Center GP, LLC, a Delaware limited liability company (hereinafter sometimes referred to as the “CNL GP” or the “General Partner”), (ii) CNL DMC, LP, a Delaware limited partnership (the “CNL LP”), and (iii) Dallas Market Center Company, Ltd., a Texas limited partnership (hereinafter sometimes referred to as “DMC, Ltd.” or “Crow LP”). CNL GP and CNL LP are hereinafter sometimes referred to collectively as the “CNL Partners”.

RECITALS

A. DMC, Ltd. owns, directly or indirectly, 100% of the general and limited partnership interests in (i) WTC-Trade Mart, L.P., a Delaware limited partnership (“WTC Subsidiary”) and (ii) IFDC Property Company, Ltd., a Texas limited partnership (“IFDC Subsidiary”).

B. WTC Subsidiary owns the WTC Assets (as defined below).

C. IFDC Subsidiary owns the IFDC Assets (as defined below).

D. DMC, Ltd. and CNL Income Properties, Inc., a Maryland corporation, have previously entered into a Partnership Interest Purchase Agreement (the “LP Purchase Agreement”) pursuant to the terms of which, among other things, on the Effective Date (i) DMC, Ltd. agreed to contribute all of its interest in the WTC Subsidiary to the Company in exchange for its Partnership Interest as provided for in this Agreement, and (ii) CNL Partners agreed to contribute cash in exchange for its Partnership Interest as provided for in this Agreement. In addition, at such time as the IFDC Approval is obtained, DMC, Ltd. has agreed to contribute all of its interest in the IFDC Subsidiary to the Company, and CNL Partners have agreed to contribute additional cash to the Company.

E. All conditions precedent to the consummation of the transactions contemplated in LP Purchase Agreement with regard to the contribution of DMC, Ltd.’s interest in the WTC Subsidiary having been satisfied, the parties hereto desire to enter into this Agreement for the purpose of forming the Company and setting forth in writing the terms and provisions of their agreement of limited partnership.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner, the CNL LP and Crow LP hereby agree as follows:

ARTICLE 1-FORMATION

Section 1.1 Organization. The Company is formed as a Delaware limited partnership pursuant to the Act. The General Partner shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Company as a limited partnership under the Act.

Section 1.2 Agreement; Effect of Inconsistencies with Act. The Partners agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Partners intend that this Agreement and the Transaction Documents shall be the sole source of the agreement among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Company or to any other Partner for any action or refusal to act taken in good faith reliance on this Agreement. The Partners and the Company agree that the duties and obligations imposed on the Partners as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Partners, notwithstanding any provision of the Act or common law to the contrary.

Section 1.3 Name. The name of the Company shall be “CNL Dallas Market Center, L.P.”, and such name shall be used at all times in connection with the conduct of the Company’s business.

Section 1.4 Effective Date. This Agreement shall become effective as of the Effective Date.

Section 1.5 Term. The Company shall have perpetual existence and shall continue until the Company is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.7 Principal Place of Business. The Company’s principal place of business shall be located at c/o CNL Income Corp., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801-3336. The General Partner may change the location of the Company’s principal place of business from time to time; provided that the General Partner shall provide written notice of such change to each of the Limited Partners. The General Partner shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Partners of the new location of the Company’s principal place of business promptly after the change becomes effective. The General Partner may establish and maintain additional places of business for the Company.

Section 1.8 Foreign Qualifications. The Company shall qualify to do business as a foreign limited partnership in each jurisdiction in which the nature of its business requires such qualification. The General Partner may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.9 Partner’s Qualifications. Each Partner shall maintain its respective existence and good standing under the laws of its state of formation, and its qualification to do business in such jurisdictions where such qualifications are required.

ARTICLE 2-DEFINITIONS

Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; (vii) the words “not including” mean “excluding only”; (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement; and (ix) all Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

Act: The Delaware Revised Uniform Limited Partnership Act in its present form or as amended from time to time.

Additional Capital Contributions: As defined in Section 4.3(d).

Additional Charges: As defined in the applicable Master Lease.

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Adjusted Capital Account Balance: With respect to any Partner, at any given time, the Capital Account balance of such Partner after taking into account all adjustments to such Capital Account required to be made pursuant to Section 4.4 and after crediting to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Adjusted Percentage Interests: A percentage with respect to each Partner determined by dividing the amount of Qualifying Capital Contributions of such Partner by the amount of all Qualifying Capital Contributions. As of the Effective Date the Adjusted Percentage Interests of each Partner shall equal such Partner’s Initial Percentage Interest as set forth in Section 4.1(b) hereof.

Affiliate: As to any Person which is not an individual, any other Person controlling, controlled by or under common control with such Person, including, without limitation, any partner, member, shareholder, officer or director of such Person, as the case may be, and with respect to any Person who is an individual, such individual’s parents, spouse, direct lineal or adoptive descendants, siblings and/or one or more trusts created solely for the benefit of such individual or any such family members. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise. Without limitation or modification of the foregoing, the Subsidiaries, each partner or member of the Subsidiaries and any Affiliate of the Subsidiaries and any partner or member of the Subsidiaries shall be deemed to be Affiliates of one another.

Agreement: This Limited Partnership Agreement in its present form or as amended, supplemented or restated from time to time.

Annual Budget: As defined in Section 6.12(a).

Apparel Mart Use Agreement: An [agreement] of even date herewith between the Company and AM Campus, L.P., a Texas limited partnership, granting to the Company the right to use the Apparel Mart on the North Campus for certain purposes described therein, including to the extent necessary to fulfill the Company’s obligations under the Juvenile Products Contract.

Appraisal Date: As defined in Section 8.6.

Assignee: A Person to whom a Partnership Interest is Transferred and who is not admitted as a Partner.

Bank Accounts: As defined in Section 7.2.

Bankruptcy Law: As defined in Section 10.1(d).

Business Day: Any day other than a Saturday, a Sunday or a day on which national banks in Dallas, Texas are not open for business or are authorized by law to close.

Buy-Out Notice: As defined in Section 6.14.

Buy-Out Price: The amount a Partner would be entitled to receive under this Agreement if the Project was sold for its fair market value, determined in accordance with Section 8.6 and the proceeds from such sale were distributed to the Partners in accordance with Section 13.3.

Capital Account: The capital account of a Partner maintained in accordance with Section 4.4.

Capital Contribution: Any property (including money) from time to time contributed by a Partner to the Company or deemed contributed by a Partner to the Company pursuant to Section 4.2 or 4.3 hereof.

Capital Proceeds: The cash proceeds received by the Company or a Subsidiary from a Capital Transaction (excluding the proceeds of rental or business interruption insurance) which are not used by the Company or a Subsidiary to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of collecting the insurance proceeds or the condemnation award, as the case may be. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Company or a Subsidiary in connection with a Capital Transaction and shall be increased by any reduction of reserves previously established out of Capital Proceeds.

Capital Transaction: A transaction in which the Company or a Subsidiary(i) borrows money (ii) sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with GAAP, is considered capital in nature.

Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Partner to the Company after the Effective Date shall be the gross fair market value of the asset, as agreed to by the General Partner and Crow LP at the time the asset is contributed;

(ii) the Carrying Values of the Company’s and the Subsidiaries’ assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Assignee or Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Partner or an Assignee of more than a de minimis amount of property as consideration for all or part of a Partnership Interest or an Assignee’s Economic Rights; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Company;

(iii) the Carrying Value of an asset of the Company distributed to a Partner shall be adjusted to equal the gross fair market value of the asset on the date of distribution as reasonably determined by the General Partner; and

(iv) the Carrying Values of the Company’s assets and the Subsidiaries’ shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m) and Section 5.2(g); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner reasonably determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

Cause: The occurrence of any of the following (i) the General Partner’s fraud, gross negligence, malfeasance, or willful misconduct in the performance of its duties and obligations hereunder, (ii) the General Partner’s material breach of its fiduciary duty to the Company or the other Partner or (iii) the occurrence of a Material Default by or in respect of the General Partner, provided that (x) the General Partner has received written notice from the Crow LP of the occurrence of any event described in (i), (ii) or (iii), (y) 30 days have expired since receipt of such notice and (z) the General Partner either (A) has not cured such event to the reasonable satisfaction of Crow LP, or (B) has not established to the reasonable satisfaction of Crow LP that it is undertaking substantial steps in a diligent manner to cure the material breach and such breach in any event is not cured within ninety (90) days after the occurrence of such event.

Certificate: The Certificate of Limited Partnership of the Company filed with the Secretary of State, as amended from time to time in accordance with the Act.

CINC: As defined in Section 6.3(b).

CNL First Tier IRR Amount: As defined in Section 5.1(b)(i).

CNL First Tier Preferred Distribution: The amount required to provide the CNL Partners’ with an 11% return, compounded annually on their Net Unreturned Capital.

CNL GP: As defined in the Preamble.

CNL Partners: CNL GP and CNL LP.

CNL Purchaser: A CNL Partner or any other Person designated by CNL GP to be the purchaser pursuant to Section 8.5 hereof.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

Company: As defined in the Preamble.

Contributed Property: All property (other than cash) contributed to the Company as a Capital Contribution.

Crow Ground Leases: Two ground leases encumbering certain parcels of the South Campus Land, having CIT Acquisition Corp., an Affiliate of Crow LP, as the ground lessor, as more particularly described on Exhibit B-1 hereto.

Crow Indemnitees: As defined in Section 6.3(b).

Crow LP Transfer Notice: As defined in Section 8.5(a).

Crow LP First Tier Subordinated Distribution: The amount required to provide the Crow LP with an 11% return, compounded annually on its Net Unreturned Capital.

Crow LP First Tier Subordinated IRR Amount. As defined in Section 5.1(b)(ii).

Crow Master Tenant: The tenant under the applicable Master Lease.

Crow Party: Crow LP, MCMC, WTC Master Tenant, IFDC Master Tenant and any other Person that is an Affiliate of any of the foregoing or Crow Family, Inc. and is a party to any of the Transaction Documents.

Custodian: As defined in Section 10.1(d)(iii).

Damages: All actual damages, losses, costs and expenses arising out of or relating to a particular event or occurrence.

Defaulting Partner: A Partner or Partners with respect to which an Event of Default has occurred and is continuing.

Deferred Portion: As defined in Section 8.5(c).

Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be determined in a manner permitted by the Treasury Regulations promulgated under Section 704(c). To the extent consistent with such Treasury Regulations, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis.

Designated Price: As defined in Section 11.1.

Designated Purchaser: As defined in Section 6.14.

Distribution: A transfer of property (including cash) by the Company to a Partner or an Assignee on account of a Partnership Interest pursuant to Section 5.1 or Section 13.3.

DMC, Ltd.: As defined in the Preamble.

Documents: As defined in Section 6.7.

Economic Rights: With respect to an Assignee, the Assignee’s rights to receive allocations of Profits and Losses and Distributions.

Effective Date: As defined in the Preamble.

Event of Default: As defined in Section 10.1.

Existing Project Loans: The WTC Loan and the IFDC Loan.

First Contribution: As defined in Section 4.2(a).

First Offer: As defined in Section 8.3(d).

Fiscal Quarter: Each calendar quarter in each Fiscal Year.

Fiscal Year: The calendar year.

GAAP: Generally accepted accounting principles as applied in the United States.

General Partner: CNL GP, or any successor general partner.

Ground Leases: IPC Ground Leases and the Crow Ground Leases.

Holdback Escrow: An Escrow Agreement of even date herewith between the Company, DMC, Ltd. and MCMC that, among other things, provides for the escrow of certain funds until such funds are disbursed or released upon the satisfaction of the requirements set forth therein.

IFDC Approval: Issuance by the mortgagee under the IFDC Loan or its servicing agent of its approval or consent to the transfer of DMC, Ltd.’s interest in the IFDC Subsidiary to the Company, in form and substance satisfactory to the CNL Partners.

IFDC Assets: Collectively, the IFDC Improvements, the Ground Leases encumbering the IFDC Land, 100% of the membership interests in IFDC H2O, LLC, a Texas limited liability company, and all other property of every kind and character owned by IFDC Subsidiary.

IFDC Capital Contribution: A portion of the Initial Capital Contribution of the CNL Partners in the amount of $11,200,000.

IFDC Improvements: Collectively, the improvements located on the IFDC Land, including without limitation, the building known as the “International Floral and Gift Center”.

IFDC Land: Collectively, the real property encumbered by the IPC Ground Leases, as more particularly described on Exhibit A-1 attached hereto

IFDC Loan: A mortgage loan in the original principal amount of $17,000,000.00 from Lender to IFDC Subsidiary secured by a first lien deed of trust encumbering the IFDC Land and the IFDC Improvements.

IFDC Master Lease: The Master Lease of even date herewith between IFDC Subsidiary as landlord and IFDC Master Tenant as tenant covering the WTC Improvements.

IFDC Master Tenant: IFDC Operating, L.P., a Delaware limited partnership and a wholly-owned subsidiary of MCMC.

IFDC Outside Funding Date: The later of June 30, 2005 or 60 days after the date IFDC Approval is obtained.

IFDC Subsidiary: As defined in Recital A.

Indemnified Persons: As defined in Section 6.3(a).

Initial Capital Contributions: As to the CNL Partners, the WTC Capital Contribution, and if IFDC Approval is obtained, the IFDC Capital Contribution. As to Crow LP, all of its direct and indirect interest in the WTC Subsidiary, and if IFDC Approval is obtained, all of its direct and indirect interest in the IFDC Subsidiary.

Initial Percentage Interest: A Partner’s Percentage Interest on the Effective Date as set forth in Section 4.1(b).

Initiating Partner: As defined in Section 11.1.

Institutional Lender: A commercial or savings bank, savings and loan association, public or privately-held fund engaged in real estate and/or corporate lending, pension fund, insurance company, endowment fund or trust, real estate investment trust, government agency, or quasi-governmental agency, such as a board, bureau, authority or department of any federal, state or local government, any corporation established by or for the benefit of any federal, state or local governmental agency or authority, any asset manager or investment advisor acting on behalf of any such entity, or any entity composed of one or more of the foregoing.

Internal Rate of Return: A specified Internal Rate of Return shall be deemed to have been attained as of any date that the sum of the separate present values of each Distribution of cash or property received by a Partner, when discounted to their present values as of the Effective Date, using a discount rate equal to such specified Internal Rate of Return, equals the sum of the separate present values of the such Partner’s Capital Contributions, when discounted to their present values as of the Effective Date, using a discount rate equal to the specified Internal Rate of Return. For purposes of the foregoing, present value shall be determined using annual compounding periods, and Capital Contributions and distributions shall be taken into account on the date any such payments are made (or deemed made).

IPC Ground Leases: Eight ground leases encumbering certain parcels of the South Campus Land, having Industrial Properties Corporation as the ground lessor, that are more particularly described on Exhibit B-2 hereto.

Juvenile Products Contract: Trade Show Lease Agreement dated December 18, 1997 between DMC, Ltd. and the Juvenile Products Manufacturers Association, Inc. regarding trade shows as more particularly described therein.

Lender: With respect to the Existing Project Loans, Bank of America, N.A., and with respect to any other loan relating to the financing or refinancing of any of the Company’s or Subsidiary’s assets by any Institutional Lender.

Limited Partners: Each of the CNL LP and Crow LP.

Loss: As defined in Section 5.2.

LP Purchase Agreement: As defined in Recital D.

Major Decisions: As defined in Section 6.4.

Market Hall Ground Lease: The ground lease covering the building commonly known as the Market Hall and related parking facilities and property that is referred to on Exhibit B-2 attached hereto.

Management Board: As defined in Section 6.5.

Management Rights: The rights, if any, of a Partner to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to, or approve actions of the Company.

Master Lease: Singly, IFDC Master Lease or the WTC Master Lease and plurally, IFDC Master Lease and the WTC Master Lease.

Master Lease Net Profits: With respect to each Master Lease, the amount by which Total Sales in a calendar year exceeds Rent, Additional Charges and other expenses and obligations of the Crow Master Tenant under the Master Leases (whether or not paid by such Crow Master Tenant) for such calendar year.

Master Leases Termination Date: The effective date of the termination of the Master Leases following the occurrence of a Terminating Event.

Master Lease Termination Payment: The amount equal to the Multiplicand multiplied by the Payment Period.

Material Default: An Event of Default that (i) entitles the Company or a Subsidiary to terminate the Master Leases, (ii) results in a default under a Project Loan, (iii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of the Company or any Subsidiary, or (iv) materially impairs or could reasonably be expected to materially impair the ability of the Company to carry out its business operations.

MCMC: Market Center Management Company, Ltd., a Texas limited partnership, an Affiliate of Crow LP.

Mortgage: Any mortgage, deed of trust, or similar security document.

Multiplicand: An amount determined by (i) taking one-half of the sum of Master Lease Net Profits for the applicable Master Lease for the immediately preceding two calendar years, (ii) determining the net present value of such amounts by assuming such amount is paid on the last day of the Payment Period and using a discount rate equal to the Default Rate as defined in the applicable Master Lease, and (iii) subtracting therefrom the sum of the amounts, if any, owed by the tenants to their respective landlord under the applicable Master Lease on the Master Lease Termination Date; provided, however, if the Master Lease Termination Date occurs prior to the expiration of the second full calendar year after the Effective Date, the amount in clause (i) above shall be the Master Lease Net Profits for the applicable Master Lease for the immediately preceding full twelve calendar months.

Net Cash Flow: For any specified period, an amount equal to the sum of all cash revenues received by the Company during such period from any source (including distributions and receipts from Subsidiaries and any reduction of reserves previously established pursuant to clause (c) below, but excluding funds received as Capital Contributions), reduced by the sum of (a) any amounts contributed by the Company to a Subsidiary to satisfy any shortfall in Net Cash Flow (including amounts necessary to pay amounts owed under the applicable Ground Leases and any loans obtained by such Subsidiary), as determined on a Subsidiary by Subsidiary basis, (b) cash expenditures by the Company during such period, but only to the extent such payments and expenditures are not made from funds received as advances of any of the Project Loans, Capital Contributions or Capital Proceeds or from cash reserves of the Company which were established during, and deducted in determining Net Cash Flow for, any earlier period and (c) such reserves required by any Mortgage or as established by the Company or any Subsidiary for capital expenditures under any Master Lease, working capital, contingent or unforeseen liabilities or obligations and to meet anticipated expenses during such period as are reasonably necessary in the efficient conduct of the Company’s business.

Net Unreturned Capital: With respect to each Partner, as of any date, an amount (but not less than zero) equal to the excess of (i) the sum of the aggregate amount of such Partner’s (a) Initial Capital Contributions and (b) Additional Capital Contributions (if any) before such date, over (ii) the sum of aggregate amount of (a) Capital Proceeds distributed to such Partner before such date pursuant to Section 5.1(b) and (b) with respect to the Crow L.P. only, the aggregate amounts distributed pursuant to Section 4.2(a), (b) and (c), excluding any amount distributed to such Partner 5.1(b) to the extent any such amount is properly allocable to an accrued but unpaid Priority Distribution, determined by treating any such amount as first reducing the respective Partner’s accrued and unpaid Priority Return at such time, and thereafter reducing the respective Partner’s Net Unreturned Capital.

Non-Compete Agreement: An agreement between certain Crow Parties, the Company and the CNL Partners that, among other things, restricts the Crow Parties from engaging in certain activities that compete with the business of the Company for a specified period of time.

Nondefaulting Partner: A Partner or Partners other than a Defaulting Partner.

Non-Discretionary Additional Capital Contributions: Additional Capital Contributions that are necessary to fund or pay Non-Discretionary Expenses.

Non-Discretionary Expenses: (i) expenses incurred to pay or comply with contractual or other legal obligations of the Company, (ii) capital expenditures or other obligations of the Company or any Subsidiary contemplated by any Annual Budget that has been approved by CNL LP and Crow LP, (iii) expenses incurred to meet any emergency situation or protect any asset of the Company or any Subsidiary, (iv) all costs (including the applicable purchase price) incurred to acquire any of the South Campus Land, and (v) all costs incurred to obtain replacement parking (including the purchase or lease of alternative parking or the construction of parking facilities) as a consequence of Crow LP or an Affiliate of Crow LP exercising its rights to purchase any of the North Campus Parking Rights from the Company or its Subsidiaries to the extent the costs incurred exceed the compensation received from Crow LP or its Affiliate for the purchase of such parking rights.

Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(b)(1).

North Campus: That portion of the Dallas Market Center owned by AM Campus, L.P. or any other Crow Party situated on the north side of Market Hall Boulevard.

North Campus Parking Rights: The rights of any Subsidiary to use the parking on surface parking lots and parking garage facilities situated on the North Campus, including without limitation, the rights created by the Parking Rights Agreement.

Notices: As defined in Section 14.1.

Offer: As defined in Section 11.1.

Offeree: As defined in Section 8.3(a).

Offeror: As defined in Section 8.3(a).

Offered Interest: As defined in Section 8.3(a).

Offering Notice: As defined in Section 8.3(a).

Organization Expenses: All third party expenses reasonably incurred by the CNL Partners, Crow LP and/or their respective Affiliates in conducting their due diligence concerning their respective investment in the Project and the Company and its Subsidiaries and the third party fees and costs reasonably incurred by the Partners or their respective Affiliates, in the organization of the Company and the Subsidiaries and in the negotiation, preparation and review of this Agreement and the other documents referred to herein and any third party fees and costs, all of which are set forth and described on Exhibit B-3.

Parking Rights Agreement: The Parking Agreement of even date herewith, between WTC Subsidiary and AM Campus, L.P., a Texas limited partnership, covering certain surface parking rights on land owned by AM Campus, L.P and the parking rights granted to WTC Subsidiary pursuant to that certain Assignment of CMC Parking Rights dated even date herewith.

Partner Loan: As defined in Section 4.3(c).

Partner Minimum Gain. “Partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(2).

Partner Nonrecourse Debt. As defined in Treasury Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions. As defined in Treasury Regulations Section 1.704-2(i)(1).

Partners: The Limited Partners and the General Partner.

Partnership Interest: With respect to a Partner, the Partner’s entire ownership interest in the Company, including the Partner’s rights to receive allocations of Profits and Losses and Distributions.

Partnership Minimum Gain. As defined in Treasury Regulations Section 1.704-2(d).

Payment Period: The lesser of (i) five years or (ii) the number of full calendar months remaining until the tenth anniversary date of the Master Leases divided by 12.

Percentage Interest: The percentage interest from time to time of each Partner in the Company, as such percentage interest is adjusted from time to time pursuant to any provision of this Agreement that provides for such adjustment.

Permitted Variances: With respect to any Category contained in the Annual Budget, when the aggregate expenditures do not exceed the aggregate amounts previously approved with respect to such Category by Twenty Five Thousand Dollars ($25,000) or the aggregate amount of the Annual Budget.

Permitted Transferee: An Affiliate of a Partner.

Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited partnership, limited liability company or other legal entity, including a governmental entity.

Prime Rate: The prime rate of interest (or its equivalent) as published from time to time in the Money Rates column of The Wall Street Journal or any successor newspaper (or, if The Wall Street Journal and all successor newspapers cease publication, another nationally recognized newspaper mutually selected by the General Partner and Crow LP), said prime rate to change from time to time as and when the change is published.

Priority Return: With respect to The CNL Partners or the Crow LP, as applicable, the CNL First Tier Preferred Distribution or the Crow LP First Tier Subordinated Distribution.

Profit: As defined in Section 5.2.

Project: Collectively, IFDC Assets and the WTC Assets.

Project Loans: The Existing Project Loans and any loans obtained by a Subsidiary after the date of this Agreement from Lenders, whether or not secured by a Mortgage on any of the Project.

Project Loan Documents: The documents evidencing, securing or governing the Project Loans at the time in question.

Qualifying Capital Contributions: With respect to each Partner, such Partner’s Initial Capital Contribution set forth in Section 4.2 plus the amount of such Partner’s Non-Discretionary Additional Capital Contributions; provided that for the purposes of such computation, CNL may include a Non-Discretionary Additional Capital Contribution only if the General Partner first requested that both of the Limited Partners make Non-Discretionary Additional Capital Contributions under Section 4.3(d).

Recipient Partner: As defined in Section 11.1.

Related Persons: As defined in Section 6.3(a).

Rent: As defined in the Master Lease.

Representative: As defined in Section 6.3(a).

Repurchase Option: As defined in Section 10.4.

Repurchase Option Period: As defined in Section 10.4.

Repurchase Price: As defined in Section 10.4.

Required Funds: As defined in Section 4.3(b).

Response Period: As defined in Section 11.1(a).

Retained Revenues: As defined in Section 5.1(c).

Revised Percentage: As to each Partner, a fraction expressed as a percentage equal to the Net Unreturned Capital of such Partner divided by the total Net Unreturned Capital of the Partners except that the CNL GP’s Revised Percentage shall not exceed 1%.

Sale Notice: As defined in Section 12.1.

Second Tier IRR Amount: As defined in Section 5.1(b)(iii).

Second Tier Preferred Distribution: The amount required to provide each of the Partners with a 14% return, compounded annually on the amount of their respective Net Unreturned Capital.

Secretary of State: The Secretary of State of the State of Delaware.

South Campus Improvements: Collectively, the IFDC Improvements and the WTC Improvements.

South Campus Land: Collectively, the IFDC Land and the WTC Land.

South Campus Purchase Agreement: An Agreement Regarding Purchase of Fee Estates between the Company, Market Center Land, L.P. and CIT Acquisition Corp. providing for, among other things, the terms under which the Company may purchase from CIT Acquisition Corp. and/or Market Center Land, L.P., as the case may be, any of the South Campus Land that Industrial Properties Corp. now owns or CIT Acquisition Corp. or Market Center Land, L.P. now owns or hereafter acquires.

Subsidiary: IFDC Subsidiary or WTC Subsidiary.

Subsidiaries: IFDC Subsidiary and WTC Subsidiary.

Tax Matters Partners: As defined in Section 5.10.

Terminating Capital Transaction: As defined in Section 13.4.

Terminating Event: An event that under the terms of a Master Lease entitles the applicable Subsidiary, as landlord, to terminate the Master Lease.

Third Party Offer: As defined in Section 8.3(d).

Third Tier IRR Amount. As defined in Section 5.1(b)(iv).

Third Tier Preferred Distribution: The amount required to provide each of the Partners with a 16% return, compounded annually on the amount of their respective Net Unreturned Capital.

Total Sales: As defined in the applicable Master Lease.

Transaction Documents: Collectively, this Agreement, the LP Purchase Agreement, the Use Restriction Agreement, the North Campus Parking Agreements, the Holdback Escrow, the Master Leases, the South Campus Purchase Agreement and Apparel Mart Use Agreement.

Transfer and Transferred: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Partnership Interest.

Treasury Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

WTC Assets: Collectively, the WTC Improvements, the Ground Leases encumbering the WTC Land, the Market Hall Ground Lease, Apparel Mart Use Agreement and all other property of every kind and character owned by WTC Subsidiary.

WTC Capital Contribution: A portion of the Initial Capital Contribution of the CNL Partners in the amount of $60,000,000.

WTC Improvements: Collectively, the improvements located on the WTC Land, including without limitation, the buildings known as the “Trade Mart” and the “World Trade Center”.

WTC Land: Collectively, the real property encumbered by the Crow Ground Leases and the IPC Ground Leases, as more particularly described on Exhibit A-2 attached hereto.

WTC Loan: a mortgage loan from Lender to WTC Subsidiary in the original principal amount of $143 million secured by a first lien on a portion of the Project owned by WTC Subsidiary and more particularly described in the Project Loan Documents applicable to the WTC Loan.

WTC Master Lease: The Master Lease of even date herewith between WTC Subsidiary as landlord and WTC Master Tenant as tenant covering the WTC Improvements.

WTC Master Tenant: Dallas Market Center Operating, L.P., a Delaware limited partnership and a wholly-owned subsidiary of MCMC.

WTC Outside Funding Date: June 30, 2005.

WTC Subsidiary: As defined in Recital A.

ARTICLE 3-BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purposes. The sole business of the Company shall be and the purposes of the Company shall be limited to (i) owning, holding and disposing of ownership interests (as a partner, member or shareholder, as applicable) in the Subsidiaries, and (ii) carrying on all activities reasonably related thereto.

Section 3.2 Powers. Except as otherwise provided in this Section 3.2, the Company shall have all powers of a limited partnership under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1, including the following:

(a) to hold, operate, manage and exercise rights with respect to all property owned by the Company, including the ownership interests in the Subsidiaries;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the property of the Company;

(c) to incur expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the business and purposes of the Company;

(d) to raise and provide such funds as may be necessary to further the business and purposes of the Company and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interest or other lien on all or any part of the property of the Company;

(e) to employ or retain, on behalf of the Company, such Persons as the Partners deem advisable in the operation and management of the business of the Company, including accountants, attorneys and consultants;

(f) to collect, receive and deposit all sums due or to become due to the Company;

(g) to hire and appoint agents and employees of the Company, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any property of the Company;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Company, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Company may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Company;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Company and any Person, at law or in equity;

(l) to secure and maintain insurance against liability and property damage with respect to the activities of the Company;

(m) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the business and purposes of the Company and the Subsidiaries set forth in Section 3.1; and

(n) to cause the Subsidiaries to take any of the actions described in paragraphs (a) through (m) of this Section 3.2.

Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to the General Partner in this Agreement, no Partner, attorney-in-fact, employee or other agent of the Company shall have any authority to bind or act for the Company or any other Partner in the carrying on of their respective businesses or activities.

ARTICLE 4-PARTNERS, CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1 Identity of Partners and Percentage Interests.

(a) Partners. The initial Partners of the Company shall be CNL GP, the CNL LP, and Crow LP.

(b) Initial Percentage Interests. As of the close of the Effective Date, The Initial Percentage Interests, Adjusted Capital Account Balances and Net Unreturned Capital of each of the Partners shall be as follows:

Partner	Initial Percentage Interest
CNL GP	1.0%

CNL LP	49.6667%

Crow LP	49.3333%

(c) Adjustment to Initial Percentage Interests. As the CNL Partners contribute additional capital to the Company from time to time pursuant to this Agreement, up to the full amount of CNL Initial Capital Contribution, the Percentage Interests of CNL GP, CNL LP, and Crow LP shall be adjusted as each such contribution of additional capital is made so that each Partner’s Percentage Interest is equal to such Partner’s Revised Percentage.

Section 4.2 Initial Capital Contributions and Related Distributions

(a) On the Effective Date, the Crow LP shall contribute all of its direct and indirect interests in the WTC Subsidiary, which shall be deemed to have an equity value equal to $75,000,000 and the CNL GP and the CNL LP shall contribute cash to the Company (the “First Contribution”) in an aggregate amount equal to the sum of (i) $38,000,000 which shall be immediately distributed to the Crow LP, (ii) $1,000,000 of the engagement fee owed Banc of America Securities, and (iii) 80% of the Closing Costs (as defined in the LP Purchase Agreement). Each of the Partner’s Adjusted Capital Account Balances shall be as set forth in Section 4.1(b) above.

(b) Prior to the WTC Outside Funding Date, the CNL Partners shall contribute capital to the Company in one or more contributions in an aggregate amount equal to the difference between the First Contribution and WTC Capital Contribution; provided, however, such capital contributions by the CNL Partners shall be in amounts of not less than $10,000,000 each, except for the capital contribution that is necessary to fully fund the balance of the WTC Capital Contribution. Immediately after any such contribution the amount contributed shall be distributed to the Crow LP.

(c) If the IFDC Approval is obtained, then prior to the IFDC Outside Funding Date, the CNL Partners shall contribute capital to the Company, in addition to the WTC Capital Contribution, an amount equal to the IFDC Capital Contribution and contemporaneously with the funding of such capital by the CNL Partners, the Crow LP shall contribute all of its direct and indirect interest in the IFDC Subsidiary, which shall be deemed to have an equity value equal to $14,000,000, and an amount equal to the IFDC Capital Contribution shall be distributed to the Crow LP. The CNL Partners shall have no obligation to make the IFDC Capital Contribution unless and until the IFDC Approval is obtained and the Company acquires all of the interests in the IFDC Subsidiary in accordance with the terms of the LP Purchase Agreement.

(d) Each contribution of capital by the CNL Partners to the Company shall be shall be allocated between the CNL Partners such that CNL GP owns a one percent (1%) Percentage Interest and CNL LP owns all of the remaining Percentage Interest of the CNL Partners.

(e) Crow LP covenants and agrees to cause the IFDC Subsidiary to use its commercially reasonable efforts to obtain the IFDC Approval as soon as reasonably practicable after the Effective Date.

(f) The Partners agree that each contribution and related distribution described in paragraphs (a), (b), and (c) above shall be treated as a purchase of Partnership Interests by the CNL Partners from the Crow LP, and acknowledge that it is the intention of the Partners to make an election to adjust the basis of the Company’s assets (and the basis of the assets of each of the Subsidiaries) pursuant to Section 754 of the Code.

Section 4.3 Additional Capital Contributions.

(a) No Partner shall have an obligation or responsibility to contribute additional capital or loan funds to the Company other than the Initial Capital Contributions.

(b) If, at any time, funds of the Company are not sufficient to pay legal obligations of the Company incurred in accordance with the terms of this Agreement, the Company may obtain funds (“Required Funds”) to pay for such legal obligations.

(c) If the General Partner elects not to borrow all or any portion of Required Funds from a third party institutional lender, the CNL LP may elect to make a loan (a “Partner Loan”) or contribute capital to the Company equal to all or a portion of the Required Funds. If CNL LP elects to make a Partner Loan, each Partner Loan shall be evidenced by a promissory note and shall bear interest at the rate of 11% per annum. The unpaid principal balance and all interest accrued on the Partner Loan (whether one or more) shall be repaid from Net Cash Flow and before any Distributions to the Partners under this Agreement. If CNL LP elects to make a Capital Contribution, the amount so contributed shall be added to and increase CNL LP’s Capital Account.

(d) If the CNL LP does not elect to make a Partner Loan or contribute additional capital to provide any Required Funds (it being agreed that CNL LP has no obligation to make a Partner Loan or contribute additional capital) and the Required Funds are for the purpose of paying Non-Discretionary Expenses, the General Partner may, subject to Section 6.4, request that the Limited Partners make Capital Contributions to the Company to provide all or any portion of such Required Funds to the Company (Capital Contributions after the initial Capital Contributions are sometimes referred to as “Additional Capital Contributions”) and the General Partner shall have the right to request such Additional Capital Contributions even if the Company is able to borrow all or any portion of the Required Funds. If the General Partner elects to request that the Limited Partners make Additional Capital Contributions, then the General Partner shall notify the Limited Partners and specify (i) the reason for the Additional Capital Contribution (i.e., an explanation of the Non-Discretionary Expenses that are the subject of request for Additional Capital Contributions), (ii) the total amount to be contributed and (iii) a contribution date (which shall be not less than ten (10) days following the date of the giving of such notice) by which such Additional Capital Contributions shall be made to the Company. The Limited Partners shall have the right, but not the obligation, to contribute the Additional Capital Contributions, in cash, to the capital of the Company in proportion to their then relative Percentage Interests in the Company, provided such Additional Capital Contributions shall be made no later than the contribution date specified in the notice from the General Partner. Any amounts so contributed by a Limited Partner pursuant to this Section 4.3(c) shall be added to and increase such Limited Partner’s Capital Account. Neither the General Partner nor the Limited Partners shall in any circumstances be required to contribute additional capital to the Company.

Section 4.4 Capital Accounts.

(a) A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.4 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, the Company may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

(b) If all or a portion of a Partner’s Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Partnership Interest.

(c) In determining the amount of any liability for purposes of this Section 4.4(c), Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

This Section 4.4 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner, with the advice of the Company’s independent certified public accountants, reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Partners), are computed in order to comply with such Treasury Regulations, the General Partner may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Partner pursuant to Section 5.1 or pursuant to Section 13.3 upon the dissolution of the Company. The General Partner also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q).

Section 4.5 Return of Capital Contributions. No Partner or Assignee shall be entitled to demand the return of the Partner’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. No Partner or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Partner or Assignee shall be personally liable for the return or repayment of all or any part of any other Partner’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Partner or Assignee) of the Company.

Section 4.6 No Third Party Beneficiary Rights. The provisions of this Article 4 are not intended to be for the benefit of any creditor or any other Person (other than a Partner in its, his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Partners; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company nor any of the Partners. Nothing in this Section shall impair or affect any security or pledge agreement granted to a lender by the Company.

ARTICLE 5-ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Distributions.

(a) Net Cash Flow.

(i) The General Partner shall distribute Net Cash Flow among the Partners, quarterly within thirty (30) days after the end of each Fiscal Quarter in accordance with the following order of priority:

(A) First, to the CNL Partners, pro rata, in proportion to their respective Adjusted Percentage Interests, to pay the CNL First Tier Preferred Distribution;

(B) Second, to Crow LP to pay the Crow LP First Tier Subordinated Distribution;

(C) Third, to the Partners, pro rata, in proportion to their Adjusted Percentage Interests, until the sum of the aggregate amounts distributed to each of the Partners pursuant to this Section 5.1(a) for all Fiscal Years is equal to the Second Tier Preferred Distribution;

(D) Fourth, 60% to the CNL Partners, pro rata, in proportion to their respective Adjusted Percentage Interests, and 40% to the Crow LP until the sum of the aggregate amounts distributed to each of the Partners pursuant to this Section 5.1(a) for all Fiscal Years is equal to the Third Tier Preferred Distribution; and

(E) Thereafter, 50% to the CNL Partners, pro rata, in proportion to their respective Adjusted Percentage Interests, and 50% to Crow LP.

(ii) The General Partner shall reasonably adjust the Net Cash Flow distributed within thirty (30) days after the end of the last Fiscal Quarter of each Fiscal Year (and to the extent necessary the Partners agree to make appropriate adjustments among themselves) to ensure that the amount distributable to each of the Partners for the entire Fiscal Year is equal to the amounts each of the Partners would have received under Section 5.1(a)(i) if the Net Cash Flow was determined for the entire Fiscal Year and was distributed in a single disbursement as of December 31 of each Fiscal Year (such adjustments, for example, shall take into account any increased yield a Partner receives as a result of receiving distributions quarterly instead of annually).

(b) Capital Proceeds. Capital Proceeds (including Capital Proceeds distributed to the Partners in winding up the Company) remaining after the payment of any debts and liabilities of the Company and the Subsidiaries (through a capital contribution to the Subsidiaries) due and payable at such time and the establishment of any reserves which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Company of the Subsidiaries, (provided that at such time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be deemed Capital Proceeds available for distribution) shall be distributed in accordance with the following order of priority:

(i) First, to the CNL Partners, pro rata, in proportion to the amount of each such Partner’s Net Unreturned Capital until the aggregate amount distributed to such Partners pursuant to this Section 5.1 for all Fiscal Years provides the CNL Partners with an 11% Internal Rate of Return on their Capital Contributions (“CNL First Tier IRR Amount”);

(ii) Second, to Crow LP until the aggregate amount distributed to the Crow LP pursuant to this Section 5.1 for all Fiscal Years provides the Crow LP with an 11% Internal Rate of Return on its Capital Contributions (“Crow LP First Tier Subordinated IRR Amount”);

(iii) Third, to the Partners, pro rata, in proportion to their respective Percentage Interests, until the aggregate amount distributed to such Partners pursuant to this Section 5.1 for all Fiscal Years provides each such Partner with an 14% Internal Rate of Return on their respective Capital Contributions (“Second Tier IRR Amount”);

(iv) Fourth, 60% to the CNL Partners, pro rata, in proportion to the amount of each such Partner’s respective Adjusted Percentage Interest, and 40% to Crow LP until the aggregate amount distributed to such Partners pursuant to this Section 5.1 for all Fiscal Years provides each such Partner with an 16% Internal Rate of Return on their respective Capital Contributions (“Third Tier IRR Amount”); and

(v) Thereafter, 50% to the CNL Partners, pro rata, in proportion to the amount of each such Partner’s respective Adjusted Percentage Interest, and 50% to Crow LP.

(c) Adjustments to Net Cash Flow for Funds Retained by Lenders. If during any Fiscal Year, a Lender is entitled to retain any revenues of the Company or a Subsidiary (the “Retained Revenues”) as a result of a Subsidiary’s debt service coverage ratio falling below a specified threshold, then if, and to the extent, such Retained Revenues are ultimately released to the Subsidiary by such Lender in a subsequent Fiscal Year as a result of the Subsidiary satisfying the specified debt service coverage or for any other reason, then notwithstanding the timing of the release of the Retained Revenues, Net Cash Flow for such prior Fiscal Year and the current Fiscal Year shall be redetermined as if such Lender had not withheld the Retained Revenue and to the extent necessary such Retained Revenues shall be disbursed in such a manner and to such Partners as necessary to reconcile and adjust the distributions of Net Cash Flow between the Partners to ensure that the Partners receive the amount of Net Cash Flow the Partners would have otherwise received for the applicable Fiscal Year if such Lender had not withheld the Retained Revenues and the Retained Revenues were available to be included in Net Cash Flow in the year in which the Subsidiary received such Retained Revenues.

(d) Compliance with Law. Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to a Partner or a successor-in-interest to a Partner hereunder if such distribution would not comply with the requirements of the Act or other applicable law.

Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year shall be the net income or net loss of the Company for such Fiscal Year as determined for Federal income tax purposes, but computed with the following adjustments:

(a) without regard to any adjustment to basis pursuant to Section 743 of the Code (except as provided in Section 5.2(h));

(b) by including the net gain (after expenses) or net loss (after expenses) realized or incurred by the Company in a Capital Transaction determined on the basis of the Carrying Value of the property which is the subject of the sale or other disposition;

(c) by taking into account items of deduction attributable to any property of the Company based upon the Carrying Value of the property;

(d) by including as an item of gross income any tax-exempt income received by the Company;

(e) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code;

(f) by excluding any item of income, gain, loss or deduction which is required to be specially allocated to a Partner making a Capital Contribution pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder;

(g) in the event the Carrying Value of an asset of the Company is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(h) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss.

Section 5.3 General Allocation of Profit and Loss.

(a) Subject to and after making any special allocations pursuant to Section 5.4, Profits remaining for each fiscal year shall be allocated among the Partners in the following manner:

(i) First, to the Partners, in the same ratio and reverse order as Losses were allocated to such Partners for all prior Fiscal Years pursuant to Section 5.3(b) excluding allocations of Losses pursuant to Section 5.3(b)(i) which were a “chargeback” of prior allocations of Profit, until the excess of the amount of Profit allocated to the Partners pursuant to this Section 5.3(a)(i) for all Fiscal Years over the amount of Loss allocated to the Partners pursuant to Section 5.3(b) for all Fiscal Years, excluding allocations of Losses pursuant to Section 5.3(b)(i) which were a “chargeback” of prior allocations of Profit, is equal to zero;

(ii) Second, to the CNL Partners, in proportion to and to the extent necessary so that the Adjusted Capital Account Balance of each of the CNL Partners equals the amount which, if distributed to each such Partner would be sufficient, taking into account the aggregate amount of all prior distributions to such Partners pursuant to Section 5.1 above for all Fiscal Years, to provide each CNL Partner with such CNL Partner’s CNL First Tier IRR Amount;

(iii) Third, to the Crow LP to the extent necessary so that the Adjusted Capital Account Balance of the Crow LP equals the amount which, if distributed to the Crow LP, would be sufficient, taking into account the aggregate amount of all prior distributions to the Crow LP pursuant to Section 5.1 above for all Fiscal Years, to provide the Crow LP with the Crow LP First Tier Subordinated IRR Amount;

(iv) Fourth, to the Partners, in proportion to and to the extent necessary so that the Adjusted Capital Account Balance of each Partner equals the amount which, if distributed to each such Partner would be sufficient, taking into account the aggregate amount of all prior distributions to such Partners pursuant to Section 5.1 above for all Fiscal Years, to provide each such Partner with its Second Tier IRR Amount;

(v) Fifth, 60% to the CNL Partners pro rata (in proportion to their respective Adjusted Percentage Interests), and 40% to the Crow LP until the Adjusted Capital Account Balance of each of the CNL Partners and the Crow LP equals the amount which, if distributed to such Partner(s) would be sufficient to provide such Partner(s) with their Third Tier IRR Amount, taking into account the aggregate amount of all prior distributions to such Partner(s) pursuant to Section 5.1 above for all Fiscal Years, to the extent such distributions are made pursuant to the provisions of Section 5.1(a)(i)(A)-(D) or Section 5.1(b)(i)-(iv) or otherwise have been properly taken into account for purposes of making distributions to such Partners pursuant to the provisions of Section 5.1(b)(iv) as of such time;

(vi) Sixth, to each of the Partners in an amount equal to the excess, if any, of the aggregate distributions that have been made to such Partner pursuant to Section 5.1(b)(iv) in all Fiscal Years (excluding, for this purpose, the net amount which would be properly treated as reducing such Partner’s invested capital in connection with determining such Partner’s Internal Rate of Return as of such time) over the aggregate Profit allocations made to such Partner pursuant to Section 5.3(a)(v) and (vi) for all Fiscal Years, pro rata, in proportion to each Partner’s share of such excess as of such time, until the amount of such excess has been reduced to zero; and

(vii) Thereafter, fifty percent (50%) to the CNL Partners, pro rata (in proportion to their respective Adjusted Percentage Interests), and fifty percent (50%) to the Crow LP.

(b) Loss, Expense and Deduction. Subject to and after making any special allocations pursuant to Section 5.4, remaining Loss shall be allocated among the Partners in the following manner:

(i) First, to the Partners, in the same ratio and reverse order as Profits were allocated to such Partners for all prior Fiscal Years pursuant to Sections 5.3(a)(ii)-(vi), until the excess of the aggregate amount of Loss allocated to the Partners pursuant to this Section 5.3(b)(i) for all Fiscal Years over the amount of Profits allocated to the Partners pursuant to Sections 5.3(a)(ii)-(vi) for all Fiscal Years is equal to zero;

(ii) Second, to the Crow LP, until the Adjusted Capital Account Balance of the Crow LP equals $0;

(iii) Third, to the CNL Partners in proportion to and to the extent necessary so that the Adjusted Capital Account Balance of each CNL Partner equals $0; and

(iv) Thereafter, 100% to the General Partner.

Provided however, notwithstanding the foregoing, no Limited Partner shall receive an allocation of Loss pursuant to this Section 5.3(b) which would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, and any amount of Loss not allocated to a Limited Partner pursuant to this proviso limiting Section 5.3(b) shall be allocated to the General Partner. The limitations set forth in this Section 5.3(b) shall be applied on a Limited Partner by Limited Partner basis.

Section 5.4 Special Allocations.

The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain or in any Partner Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, the Partners shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulations Section 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2. This Section 5.4(a) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(f) or 1.704-2(i)(4), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

(b) Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income or gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible. This Section 5.4(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

(c) Gross Income Allocation. Each Partner who has a deficit Capital Account at the end of any Partnership taxable year that is in excess of the amount the Partner is obligated to restore pursuant to any provision of this Agreement, including any amount that it is deemed to be obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain in the amount of the excess as quickly as possible.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period will be specially allocated among the Partners pro rata in proportion to their respective Percentage Interests in the Company.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year or other period will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulations Section 1.704-2(i).

(f) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(g) Curative Allocations. The “Regulatory Allocations” consist of allocations made to a Partner (or predecessor) under Section 5.4(a) through 5.4(f). Notwithstanding any other provision of this Section 5.4, other items of income, gain, loss and deduction will be allocated among the Partners so that, to the extent possible, the net amount of those allocations of other items and the Regulatory Allocations to each Partner will be equal to the net amount that would have been allocated to the Partner if the Regulatory Allocations had not occurred. The General Partner shall take into account future Regulatory Allocations under Section 5.4(a) that, although not yet made, are likely to offset Regulatory Allocations under Sections 5.4(d) and 5.4(e).

Section 5.5 Income Tax Elections. In the event of a Transfer of all or part of a Partnership Interest (or of the interest of a partner or member in a partnership or limited liability company which is a Partner), the General Partner may (but shall not be obligated to) make the election described in Section 754 of the Code.

Section 5.6 Income Tax Allocations.

(a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Partners, to the extent possible, in the same proportions as the corresponding “book” items are allocated pursuant to Section 5.3.

(b) If any portion of the Profit from a Capital Transaction allocated among the Partners pursuant to Section 5.6(a) is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income.

Section 5.7 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss and items of income, gain, loss and expense (in respect of the Partnership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. This Section shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Profit and Loss from Capital Transactions shall be allocated on the basis of the Partners’ Adjusted Percentage Interests on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated on the basis of the Partners’ Percentage Interests on the date the gain is realized or the loss incurred, as the case may be. If during any Fiscal Year the Percentage Interests of the Partners are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of Profit or Loss of the Company for such Fiscal Year which is to be allocated among the Partners in proportion to their Percentage Interests shall be allocated among the Partners in the same manner as provided in this Section in the case of a Transfer of a Partnership Interest.

Section 5.8 Special Allocations In Connection With Sale and Liquidation. Notwithstanding anything to the contrary herein, in connection with the sale of all or substantially all of the assets of the Company, items of income, gain, loss and deduction shall be allocated to the Partners so that, to the maximum extent possible, the Adjusted Capital Account Balances of each of the Partners equals the amount which, if distributed to each of the respective Partners would result in each such Partner receiving the amount such Partner would be entitled to receive if all available amounts were distributed to the Partners pursuant to the provisions of Section 5.1(b) at such time, provided, that to the extent that items of income, gain, loss and deduction of the current Fiscal Year are insufficient to achieve such Adjusted Capital Account Balances, items of income, gain, loss and deduction of prior Fiscal Years shall be allocated among the Partners to achieve, to the maximum extent possible, such Adjusted Capital Account Balances (including prior Fiscal Years for which one or more amended returns would be required to be filed as a result of making such allocations).

Section 5.9 Allocations Regarding Contributed Property.

(a) Each item of taxable income, gain, loss or deduction attributable to (i) any Contributed Property, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Partners in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Treasury Regulations thereunder as may be selected by the Partners, on the advice of the Company’s independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Treasury Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(b) Any portion of such items not allocated in accordance with Section 5.9(a) shall be allocated in accordance with the other provisions of this Article 5.

Section 5.10 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Partner before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Partner or any of its constituent partners or Partners could be affected thereby. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Company. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Partner’s ownership of its, his or her Partnership Interest shall only be incurred by the Partner(s) who have authorized the Tax Matters Partner, in writing, to proceed with such judicial review or defense. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

Section 5.11 Election to be Taxed as Partnership. The Company shall be treated as a partnership for federal income tax purposes. The Partners agree to be bound by the provisions of this Article 5 in reporting their shares of Partnership income and loss for income tax purposes.

Section 5.12 Assignees Treated as Partners. For all purposes of this Article 5, but for no other purpose, an Assignee of a Partnership Interest shall be treated as a Partner and each reference in this Article 5 to the Partners shall be deemed to include Assignees.

Section 5.13 Regulatory Compliance. Notwithstanding any other provisions of this Agreement, no allocation of Profit or Loss (or item thereof) will be made to a Partner if the allocation would not have “economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner’s Partnership Interest in accordance with and within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv).

Section 5.14 Allocations and Distributions to CNL Partners. Unless otherwise provided herein, any distributions or allocations that are made to the CNL Partners shall be made between the CNL Partners in the same ratio that the Percentage Interest of each CNL Partner bears to the Percentage Interests of all CNL Partners.

ARTICLE 6-RIGHTS AND DUTIES OF PARTNERS

Section 6.1 Management. Except as otherwise expressly set forth herein with respect to matters that are subject to the approval of the Management Board, the business and affairs of the Company shall be managed under the sole direction of the General Partner, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Partners. In addition, the General Partner shall have the right to make the following decisions involving the conduct of the business and affairs of the Company, without any further consent of Crow LP:

(a) purchasing or causing a Subsidiary to purchase fee title to any of the South Campus Land;

(b) causing a Subsidiary to amend or terminate any of the North Campus Parking Rights or the Apparel Mart Use Agreement;

(c) causing a Subsidiary to exercise any of the rights of the “landlord” under the Master Leases, including the right to terminate the Master Leases or pursue any other remedies following a default by a Crow Master Tenant thereunder, approval of a Capex Budget (as defined in the Master Leases), fund the Reserve (as defined in the Master Lease), approval of the terms of the leasing parameters or guidelines under the Master Lease and any leases, subleases or other occupancy agreements that fall outside such leasing parameters or guidelines, approval of the terms of the employment agreements or the hiring or replacement of the chief executive officer and the chief operating officer (or the comparable executive positions with different titles if applicable) of Project;

(d) causing a Subsidiary to exercise any rights of the “ground lessee” under any of the Crow Ground Leases or the Market Hall Ground Lease or causing a Subsidiary to exercise any rights as “ground lessee” under any of the IPC Ground Leases to the extent the exercise of such rights is necessary to protect such Subsidiary leasehold estate and interests arising under the applicable IPC Ground Lease;

(e) exercising any other rights and remedies under contractual arrangements between the Company or a Subsidiary and any Crow Party; and

(f) curing any default of, or making any delinquent payment owed by, AM Campus, L. P. or its successors or assigns, under any ground lease that is subject to the North Campus Parking Rights.

The General Partner shall also be responsible for the implementation of Major Decisions approved by the Management Board. All acts of the General Partner within the scope of its authority shall bind the Company. The General Partner shall be the CNL GP; provided that the CNL GP may be replaced as the General Partner by an affirmative vote of all of the Limited Partners.

Section 6.2 Liability of Partners. Except as otherwise provided in Section 4.2, no Partner shall be obligated to make Capital Contributions to the Company. No Partner shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities or obligations of the Company.

Section 6.3 Indemnification.

(a) No Partner or any member of the Management Board shall be liable or accountable, in damages or otherwise, to the Company or to any other Partner or member of the Management Board for any error of judgment or for any mistake of fact or law or for anything which they may do or refrain from doing hereafter in connection with the business and affairs of the Company, except in the case of except for acts of fraud, gross negligence, misrepresentation, breach of fiduciary duty, willful misconduct or acts or omissions which constitute a breach of this Agreement. The Company shall indemnify the Partners, any partner, member, shareholder, director, officer, venturer, proprietor, trustee, employee or agent of a Partner, and any member of the Management Board (“Representative”), and any other Person serving at the Company’s request as a Representative of the Company or a Subsidiary, or similar entity (a “Related Enterprise”) (the “Indemnified Persons”) from all loss, damage and expense (including costs and expenses of courts and professional advisors) or liability incurred by reason of anything an Indemnified Person has done or refrained from doing in connection with the business and affairs of the Company or Related Enterprise (INCLUDING ANY LOSS, DAMAGE, EXPENSE, OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR GROSS NEGLIGENCE OF THE INDEMNIFIED PERSON AND FOR ANY ACTION FOR WHICH THE INDEMNIFIED PERSON MAY INCUR STRICT LIABILITY) except in the case of fraud, gross negligence, misrepresentation, breach of fiduciary duty, willful misconduct or acts or omissions which constitute a breach of this Agreement. The Company shall advance, before the final disposition of any litigation, expenses incurred by an Indemnified Person (a) who was, is, or is threatened to be made a named defendant or respondent in such litigation or (b) in connection with that Person’s appearance as a witness or other participation in any litigation involving or affecting the Company or Related Enterprise at a time when that Person is not a named defendant or respondent in such litigation. The Company may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Representative of the Company or who was serving at the request of the Company as a Representative of a Related Enterprise against any liability asserted against that Person or incurred by the Person in that capacity or arising out of the Person’s status in that capacity. Any indemnification of or advance of expenses to a Partner in accordance with this Section 6.3 shall be promptly reported to the Limited Partners but, in any event, within six months after the date the indemnification occurs. The provisions of this Section 6.3 shall be enforceable to the fullest extent permitted by the Act, as it may be hereafter amended (but, in the case of any amendment, only to the extent that such amendment permits broader indemnification rights than the Act allowed before such amendment). The Company’s obligations under this Section 6.3 shall be limited to the assets of the Company, and no Partner shall be required to make any capital contribution in respect thereof.

(b) CNL Partners shall indemnify, defend and hold harmless the Crow LP and any of its Affiliates and their respective officers, directors, employees and representatives (the “Crow Indemnitees”) against any damages, costs or expenses (including reasonable attorney’s fees)

incurred by any Crow Indemnitee in connection with or arising out of any claim or lawsuit made or filed against any Crow Indemnitee by an investor of CNL Income Properties, Inc. or its subsidiaries (collectively, “CINC”) alleging that such investor suffered damages as a result of any information or representation relating to the Market Center or the Company furnished or made by CINC to such investor to induce such investor to invest in CNL Income Properties, Inc.; provided, however, the foregoing indemnity shall not apply to any claim or lawsuit that (i) is based on or relates to the performance or operation of the Market Center or the Company after the formation of the Company, or (ii) is made or filed after the fifth (5th) anniversary date of the date the CNL Partners have contributed the full amount of the CNL Partners’ Initial Capital Contribution.

Section 6.4 Major Decisions. Notwithstanding anything in this Agreement to the contrary, none of the following decisions involving the conduct of the business and affairs of the Company or any Subsidiary (the “Major Decisions”) shall be made unless approved by the requisite number of members of the Management Board:

(a) causing a Subsidiary to sell, lease or otherwise dispose of, or grant a Mortgage on, all or any substantial part of the Project or the Subsidiaries, including the granting of options and rights of first refusal;

(b) creating, incurring, assuming, refinancing, extending, modifying or otherwise becoming liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any Person or any Subsidiary), issuing any bonds, debentures, notes or other evidences of indebtedness, in any transaction or series of transactions, that result or will result in such obligations and indebtedness exceeding the obligations or indebtedness approved in the Annual Budget;

(c) acquiring or causing a Subsidiary to acquire any real property, whether improved or unimproved or any interest therein (excluding, however, acquiring fee simple title to any of the South Campus Land) other than easement rights that are necessary or appropriate for, or create a benefit to, the operation of the Project or any part thereof;

(d) except as provided for in the South Campus Purchase Agreement, amending this Agreement or causing a Subsidiary to amend any of the IPC Ground Leases or amending in any material respect, or waiving any material rights in, any of such documents;

(e) assigning the property of the Company in trust for creditors;

(f) confessing a judgment against the Company, a Subsidiary or their respective assets, or any portion thereof;

(g) making an assignment for the benefit of creditors of the Company or any Subsidiary or filing a voluntary petition under the Federal Bankruptcy Code or any state insolvency law on behalf of the Company or any Subsidiary;

(h) lending money to, or guaranteeing the debts or other obligations of, a Partner or any other Person;

(i) entering into, or causing a Subsidiary to enter into, any management agreement for any part of the Project with a Person other than Crow Master Tenant unless the Master Leases have been properly terminated in accordance with its terms following a default thereunder by a Crow Master Tenant;

(j) dissolving, liquidating and winding-up the affairs of the Company or any Subsidiary;

(k) merging or consolidating the Company or a Subsidiary with or into any other partnership, a limited liability company, a corporation or any other entity;

(l) redeeming the Partnership Interest of any Partner, admitting any Partner or creating a new class of Partners;

(m) adopting the Annual Budget or approving any revision or supplement to the approved Annual Budget;

(n) establishing reserves for the Company that exceed the amount required by the Master Lease;

(o) making any capital call, except for Required Funds;

(p) except to the extent the responsibility for such litigation is assigned to the Tax Matters Partner pursuant to Section 5.11, commencing, settling or dismissing litigation by or against the Company or any Subsidiary (other than proceedings against a Partner to enforce the Partner’s obligations under this Agreement), the outcome of which could have a material impact on the business or operations of the Company or the Project;

(q) causing the Company or any Subsidiary to amend, terminate, or request, grant or be granted a waiver under, any of the documents executed with respect to the any indebtedness secured by a lien on any of the Project or a Subsidiary;

(r) authorizing or entering into any agreements, commitment or other transaction, or any series of related agreements, commitments or other transactions, requiring payment(s) by the Company or any Subsidiary in excess of $1,000,000 unless specifically contemplated in the Approved Budget; or

(s) making tax elections on behalf of the Company or any Subsidiary pursuant to the Code.

If there shall at any time be a violation or an attempt to violate any of the provisions of this Section 6.4 and any rights hereby granted, then any Partner shall, in addition to all rights and remedies at law or in equity, be entitled to a decree or order restraining such violation; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or violation of the provisions set forth in this Section 6.4.

Section 6.5 Management Board. The Partners shall form a management board (the “Management Board”) for the purpose of considering and deciding those matters pertaining to the business of the Company for which the approval or consent of the Management Board is required pursuant to the terms and conditions of this Agreement and to initiate the undertaking by the Company of any action described in Section 6.4 of this Agreement. The Management Board shall have four members. The CNL Partners shall have the right to appoint two members to the Management Board and the Crow LP shall have the right to appoint two members to the Management Board. Each individual appointed to the Management Board shall serve for a term of three years and thereafter until his or her successor is elected, unless he or she sooner resigns or is removed. A member of the Management Board may be removed with or without cause by that Partner or Partners who had the right to appoint such member. The unexpired term of a member of the Management Board who is removed or resigns shall be filled by an individual appointed by the Partner or Partners who appointed the member who resigned or was removed. Each member of the Management Board shall be entitled to exculpation and indemnification by the Company and its Partners upon and subject to the same terms and conditions as exculpation and indemnification are provided to the Partners in Section 6.3 above. The Management Board shall meet once each calendar quarter in Dallas, Texas or at such other times and places as the Management Board shall determine.

(b) All responsibilities granted to the Management Board under this Agreement shall be exercised by the Management Board as a body and no member of the Management Board acting alone, shall have the authority to act on behalf of the Management Board. Any determinations to be made by the Management Board shall require the approval of not less than a majority of the members of the Management Board; provided, however, upon the occurrence of an event that, under the terms of this Agreement, results in the members appointed by a Partner or Partners no longer having the right to approve a Major Decision, the determinations of the Management Board shall require only the approval of those members of the Management Board that have the right to approve such Major Decision. In no event shall the Management Board be deemed to be a general partner under the Act or have the authority to act on behalf of, or to bind in any way, the Company.

(c) Any action that may be taken at a meeting of the Management Board may be taken without a meeting if a consent in writing setting forth the action so taken is approved by not less than majority of the members of the Management Board. Prompt written notice of the taking of action without a meeting shall be given to such members of the Management Board who have not consented in writing to such action.

Section 6.6 Partners Compensation. The General Partner shall not be compensated, as such, for its services as General Partner. However, the General Partner shall be reimbursed by the Company for all reasonable out-of-pocket expenses paid or incurred by it in the performance of its duties under this Agreement.

Section 6.7 Signing of Documents. The General Partner is authorized, in the name and on behalf of the Company, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments (collectively, “Documents”) which are necessary, appropriate or convenient for the conduct of the Company’s day-to-day business and the furtherance of its purposes or which are necessary to carry out Major Decisions approved by the Management Board pursuant to Section 6.4.

Section 6.8 Right to Rely on Authority of General Partner. No Person dealing with the General Partner shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner. Every Document executed by the General Partner shall be conclusive evidence in favor of every Person (other than the Partners) relying thereon or claiming thereunder that:

(a) at the time of the execution or delivery of the Document, the Company was in existence and this Agreement was in full force and effect;

(b) the Document was duly approved by the General Partner or the Partners in accordance with this Agreement and is binding upon the Company; and

(c) the General Partner was duly authorized and empowered to execute and deliver the Document for and on behalf of the Company.

Section 6.9 Outside Activities. Except as otherwise provided in the Non-Compete Agreement, each Partner and any Person who is an Affiliate of a Partner may engage or hold interests in other business ventures of every kind and description for the Partner’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.10 Limitations on Powers of Partners. Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, (i) resign, retire or withdraw from the Company, (ii) dissolve, terminate or liquidate the Company, (iii) petition a court for the dissolution, termination or liquidation of the Company, or (iv) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.11 Prohibition Against Partition; Distribution in Kind. Each Partner irrevocably waives any and all rights the Partner may have to maintain an action for partition with respect to any property of the Company or any right to take any other action that otherwise might be available to such Partner for the purpose of severing such Partner’s interest in the assets held by the Company from the interest of the other Partners. A Partner, regardless of the nature of its, his or her contribution, has no right to demand and receive any distribution from the Company in any form other than cash.

Section 6.12 Budgets.

(a) Operating Budget. The General Partner shall cause WTC Master Tenant to prepare an operating budget for the WTC Assets and the IFDC Master Tenant to prepare an operating budget for the IFDC Assets and both of the Crow Master Tenants to prepare a consolidated operating budget for the Project, each such budget to be prepared in accordance with the terms of the requirements in each of such Master Leases. The General Partner shall incorporate the operating budgets into an annual budget (the “Annual Budget”) for the Company and the Subsidiaries, which Annual Budget shall contain any additional items of revenue and expense for the Company and the Subsidiaries to the extent not covered by the operating budgets prepared by Crow Master Tenant and shall reflect the rent payments payable by the Crow Master Tenants under their respective Master Leases.

(b) Approvals and Implementation of Budget. Notwithstanding Section 6.4(m) or anything to the contrary contained herein, for so long as the Crow Master Tenants are the tenants under the Master Leases the portions of the Annual Budget, and any revisions or supplements thereto that have been prepared by (or specifically derived from) a Crow Master Tenant in accordance with the applicable Master Lease shall automatically, and without any action on the part of Crow LP, be deemed approved by Crow LP. The approval of all portions of an Annual Budget not prepared by, or specifically derived from a budget prepared by, a Crow Master Tenant shall constitute a Major Decision. The General Partner shall implement, or cause to be implemented, the approved Annual Budget and shall be authorized, subject to the provisions of Section 6.4, without the need for further approval by the Partners, to make the expenditures and incur the obligations provided for in the Annual Budget or within the Permitted Variances. The General Partner shall, in the performance of its duties hereunder, comply with the Annual Budget and shall not (except for emergencies or special circumstances such as a violation of law or a change of law) deviate therefrom, incur additional expenses that exceed the Permitted Variances, or materially change the manner of operation of the Company without the approval of Crow LP. The General Partner shall use its good faith efforts to operate within the confines of the then applicable Annual Budget (including Permitted Variances). If at any time the General Partner shall, in the performance of its duties hereunder, determine that the Annual Budget is no longer appropriate because of any reason, including, without limitation, the need to incur additional expenses beyond the Permitted Variances, the General Partner shall promptly submit to Crow LP for its consideration a revised Annual Budget (or adjusted forecasts by way of supplement to Annual Budget) for the Company. When approved by Crow LP, the General Partner shall implement the revised Annual Budget and shall be authorized, without the need for further approval by the Partners, to make the expenditures and incur the obligations provided for in the applicable revised budget or within the Permitted Variances.

Section 6.13 Crow Master Tenants. Nothing contained in this Agreement shall have the effect of limiting or restricting the right of a Crow Master Tenant to manage and operate the portion of the Project covered by its Master Lease in accordance with such Master Lease. Any and all decisions or actions to be made or taken by the Company or any Subsidiary with respect to, or arising under, a Master Lease (in accordance with the terms of such Master Lease) shall be vested solely and exclusively with the General Partner and no prior approval of Crow LP or any of the Limited Partners will be necessary prior to making such decisions and/or actions. In furtherance of the foregoing, Crow LP expressly acknowledges and agrees that (i) in making such decisions and taking such actions, the General Partner may act in the best interests of the Company without regard to the interests of the applicable Crow Master Tenant and (ii) the Crow LP expressly acknowledges and agrees that the General Partner owes no fiduciary duty to Crow Master Tenant as the tenant under the Master Lease.

Section 6.14 Major Decision Deadlock. In the event at any time after the third anniversary date of the Effective Date, there is a deadlock such that the Management Board is unable to agree upon a Major Decision, then CNL LP shall have the right to purchase the

Partnership Interest of Crow LP for an amount equal to (i) Crow LP’s Buy-Out Price, plus (ii) the Master Leases Termination Payment. CNL LP shall exercise its right to purchase Crow LP’s Partnership Interest by giving written notice (“Buy-Out Notice”) of such exercise. In the event CNL LP provides a Buy-Out Notice, Crow LP shall be obligated to sell its Partnership Interest to CNL LP or any other Person designated by CNL LP (the “Designated Purchaser”), and (i) the closing of such purchase and sale shall occur on or before 30 days following the Appraisal Date, (ii) any decisions to be made by the Company in connection with such sale to the Designated Purchaser (that is, decisions to be made on behalf of the Company in dealing with the Designated Purchaser) shall be made by the General Partner acting alone, (iii) the purchase price shall be paid in immediately available funds, (iv) Crow LP shall execute such documents as may be necessary or appropriate to legally transfer its Partnership Interest to Designated Purchaser, (v) unless the General Partner and the Crow Master Tenants decide otherwise, contemporaneously with the closing, Crow Master Tenants and the Subsidiaries shall terminate the Master Leases and Crow LP will cause Crow Master Tenants to cooperate with the Subsidiaries and, if applicable, any new person or entity who will enter into a master lease or management agreement with the Company, to transition the business operations of the Project in a manner will cause as little disruption in such business operations as is necessary under the circumstances, and (vi) all funds in the Holdback Escrow shall remain in the Holdback Escrow until such funds have been applied in accordance with the terms thereof or the conditions to the release of such funds have been satisfied in accordance with the terms thereof.

Section 6.15 Removal of the General Partner. The General Partner may be removed for Cause by any Limited Partner who is not an Affiliate of the General Partner. The removed General Partner shall be converted to a Limited Partner; provided, however, if the Management Board is unable to agree on whether Cause to remove the General Partner exists, such determination shall be submitted to and determined by arbitration. If the General Partner is removed for Cause, any Partner shall have the right to initiate the buy-sell pursuant to Article 11. If no Partner initiates the buy-sell within 30 days after the removal of the General Partner, the Company shall be dissolved and the Limited Partners shall appoint a liquidating trustee to dispose of and distribute the assets of the Company. The liquidating trustee shall be an unrelated third party and shall be selected by a Limited Partner who is not an Affiliate of the General Partner. If the other Limited Partner objects to the Person appointed to be such liquidating trustee, the selection of the liquidating trustee shall be made by an arbitrator selected in accordance with Section 14.9 below.

Section 6.16 Covenants of Crow LP. So long as the Partnership owns the Subsidiaries or an interest in any of the WTC Assets or the IFDC Assets, Crow LP covenants and agrees that (i) neither Crow LP nor any Crow Partner shall initiate, consent to, permit or fail to oppose any effort to re-zone any of the South Campus Land unless the Partnership is in favor of such effort to re-zone the South Campus Land or any part thereof, (ii) during the period WTC is the ground lessee under the Market Hall Ground Lease, neither Crow LP nor any Crow Partner shall initiate, consent to, permit or fail to oppose any effort to re-zone any of the land encumbered by the Market Hall Ground Lease unless the Partnership is in favor of such effort to re-zone the Market Hall Ground Lease or any part thereof, and (iii) Crow LP shall cause AM Campus, L.P. to make all payments of rent and other charges owed by the ground lessee under any ground lease encumbered by any of the North Campus Parking Rights.

ARTICLE 7-BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books and Records. The General Partner shall keep, or cause to be kept, at the principal place of business of the Company (or at such other place of business or office as the General Partner may designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company. Each Partner or such Partner’s designated agent shall have access at reasonable times on Business Days at the Company’s office to the Company’s books of account and all other information concerning the Company required by the Act to be made available to Partners, and may make copies thereof at such Partner’s expense. A Partner must give the Company written notice of its desire to exercise rights under the preceding sentence at least three Business Days in advance. The Company’s books shall be kept on the accrual method of accounting in accordance with generally accepted accounting principles, consistently applied, and for a fiscal period which is the Fiscal Year. Any Partner shall have the right to a private audit of the books and records of the Company, provided such audit is made at the office of the Company at which such books and records are located and at the expense of the Partner desiring it and is made at reasonable times on Business Days, after written notice given to the Company at least 15 Business Days in advance.

Section 7.2 Banking. All funds of the Company shall be deposited in its name in such commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the General Partner may determine (the “Bank Accounts”). All withdrawals from any such Bank Account shall be made upon a check or order signed by any individual designated by the General Partner from time to time; but the General Partner may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Company purposes as provided in this Agreement and in accordance with the terms hereof.

Section 7.3 Reports to Partners. The General Partner shall cause the Company to prepare and deliver to each Partner the following financial reports with respect to the Company and the Subsidiaries: (i) within 45 days after the end of each Fiscal Quarter, unaudited consolidated monthly financial statements for such Fiscal Quarter, including a balance sheet, a statement of income and expense and a cash flow statement, (ii) concurrently with the delivery to the holder of a Mortgage encumbering the Project, a copy of all financial statements and other reports delivered by the Company to such holder, and (iii) within 90 days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, a statement of income and expense and a statement of source and application of funds, and the information necessary to enable the Partner to complete such Partner’s federal and state income tax returns for such Fiscal Year. Notwithstanding the foregoing, the General Partner shall be entitled to rely upon, and incorporate into such statements, the financial statements and reports prepared by Crow Master Tenant under the Master Leases and the CNL Partners shall have no liability to Crow LP for any inaccurate or incorrect information contained in any financial reports of the Company to such inaccurate or incorrect information derives from any financial statements and reports prepared by Crow Master Tenant.

Section 7.4 Accountants. Subject to Section 6.4, the General Partner shall cause the Company to retain a firm of independent certified public accountants to prepare and file the Company’s and the Subsidiaries federal and state income tax returns and to provide other outside accounting services from time to time required by the Company and the Subsidiaries.

ARTICLE 8-TRANSFERS OF PARTNERSHIP INTERESTS AND ECONOMIC

RIGHTS

Section 8.1 Partner’s or Assignee’s Right to Transfer. A Partner may Transfer all or a part of the Partner’s Partnership Interest and an Assignee may Transfer all or a part of the Assignee’s Economic Rights, but only if the Partner or the Assignee complies with the provisions of Section 8.2.

Section 8.2 Conditions of Transfer. No Partnership Interest or Economic Rights shall be Transferred:

(a) if the Transfer is prohibited by, or would cause a default under, any Mortgage encumbering the Project, under any loan agreement or guaranty to which the Company or a Subsidiary is a party or under the Master Leases;

(b) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless the Company receives an opinion of counsel satisfactory to the other Partners that such Transfer is exempt from the registration requirements of any applicable federal or state securities laws;

(c) in the case of a Transfer to a Person who is not a Partner, unless the Company receives from the Person to whom the Partnership Interest or the Economic Rights are Transferred, such Person’s taxpayer or employer identification number and any other information reasonably requested by the General Partner;

(d) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless (i) the Partner or the Assignee desiring to make the Transfer provides to the other Partners a First Offer (as defined in Section 8.3(d)) or obtains a Third Party Offer (as defined in Section 8.3(d)) for the purchase of all (but not less than all) of such Partner’s or Assignee’s Partnership Interest or Economic Rights, as the case may be, and offers to sell the Partnership Interest or the Economic Rights that are the subject of the First Offer or Third Party Offer to the other Partners pursuant to Section 8.3, and (ii) the other Partners do not exercise the option to purchase such Partnership Interest or the Economic Rights within the time and in the manner required by Section 8.3;

(e) in the case of a Transfer before the fifth anniversary date of the Effective Date of all or any portion of Crow LP Partnership Interest to a Person who is not a Partner or Permitted Transferee, unless the General Partner shall have consented to such Transfer in writing; and

(f) in the case of a Transfer before the fifth anniversary date of the Effective Date of all or any portion of a CNL Partner’s Partnership Interest to a Person who is not a Partner or Permitted Transferee, unless the Crow LP has consented to such Transfer in writing.

Section 8.3 Partners’ Rights of First Offer and First Refusal.

(a) A Transfer of a Partnership Interest by a Partner permitted by Section 8.2(d) or (e) shall not be made without first giving to the other Partners (in the case of a Transfer) a notice (the “Offering Notice”) in which the Partner or the Assignee (hereinafter referred to as the “Offeror”) irrevocably offers to sell to the Partner(s) to whom the Offering Notice is given (the “Offeree”), the Offeror’s entire Partnership Interest or Economic Rights (hereinafter referred to as the “Offered Interest”) on the terms and conditions set forth in this Section. The Offering Notice shall be accompanied by a copy of the First Offer or a true, correct and complete copy of the Third Party Offer. In the case of a Third Party Offer, the giving of an Offering Notice shall constitute a representation and warranty by the Offeror to the Offeree that the Third Party Offer is bona fide in all respects.

(b) For a period of 30 days after receipt of the Offering Notice, the Offeree shall have the option to purchase the Offered Interest for the same purchase price and on the same terms set forth in the First Offer or Third Party Offer. The Offeree may exercise its option to purchase the Offered Interest only by giving notice to the Offeror within the 30-day period.

(c) If, within the 30-day period referred to in Section 8.3(b), the Offeree does not give notice to the Offeror of the exercise of its option to purchase the entire Offered Interest, the Offeror shall be free to Transfer the Offered Interest to any Person in the case of a First Offer or to the Person who made the Third Party Offer, in the case of a Third Party Offer, but the Transfer must be consummated within 180 days after the expiration of the 30-day period referred to in Section 8.3(b) strictly in accordance with the terms of the First Offer or Third Party Offer, as applicable (provided, however, that in the case of a First Offer, the Transfer may be for a higher price and/or on less favorable terms to the buyer than 95% of the price or the terms specified in the First Offer). If the Transfer of the Offered Interest is not consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b), the Offeror may not thereafter Transfer all or any part of its Partnership Interest or Economic Rights to the same Person who made the Third Party Offer (if applicable) or to any other Person without first complying with the provisions of this Section. If a Partner’s Partnership Interest is, or an Assignee’s Economic Rights are, Transferred to a Person who is not a Permitted Transferee, the transferee shall be an Assignee but shall not become a Partner unless admitted as such pursuant to the provisions of Section 9.2.

(d) For purposes of this Section 8.3, the term “First Offer,” means a written offer to sell a Partner’s entire Partnership Interest or an Assignee’s entire Economic Interest, as the case may be, for a specified price payable in cash. For the purposes of this Section 8.3, the term “Third Party Offer” shall mean a written offer to purchase a Partner’s entire Partnership Interest or an Assignee’s entire Economic Rights, as the case may be, open for acceptance for at least 30 days, for a specified price from a financially responsible Person, identified therein by name and address, who is financially capable of complying with the terms of the Third Party Offer and who is unrelated, directly or indirectly, to the Partner or the Assignee, or any Affiliate thereof, and which does not contain terms or conditions which the Offeree, for reasons other than its financial condition, are not reasonably capable of performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Offeree or for which no recognized or adequate public market exists. The Person who makes the Third Party Offer shall be deemed to be “unrelated” only if it is not an Affiliate of the Partner or the Assignee and there is no arrangement of any kind whereby the Partner or the Assignee, directly or indirectly, will be financially interested in the ownership of the Project, or any interest therein, after the sale of the Partnership Interests or the Economic Rights. If the Person making the Third Party Offer is a corporation, limited liability company or partnership, all shareholders, members or partners owning more than ten percent (10%) of its stock, membership interests or partnership interests shall be identified.

Section 8.4 Non-Complying Transfers Void. Any attempted Transfer of all or any part of a Partner’s Partnership Interest or an Assignee’s Economic Rights that does not comply with the provisions of Section 8.2 shall be null and void and of no legal effect.

Section 8.5 Crow LP Put.

(a) At any time prior to the date that is thirty (30) days after the Master Lease Termination Date, Crow LP may, upon written notice given to the CNL LP (the “Crow LP Transfer Notice”) elect to sell its Partnership Interest to CNL LP for an amount equal to the Buy-Out Price, and in such event the CNL LP (or its designee) shall be obligated to purchase Crow LP’s Partnership Interest on the terms and conditions set forth herein. Upon delivery by Crow LP to the CNL LP of the Crow LP Transfer Notice, such election shall be irrevocable.

(b) If Crow LP fails to provide the CNL LP with a Crow LP Transfer Notice within thirty (30) days after the Master Leases Termination Date, then notwithstanding anything to the contrary contained herein, (i) members of the Management Board appointed by Crow LP shall have no further right to approve any Major Decision, and (ii) CNL LP shall have a continuing right to purchase Crow LP’s Partnership Interest in accordance with Section 10.3 of this Agreement. No Master Leases Termination Payment shall be payable in connection with a termination of the Master Leases that is governed by this Section 8.5.

(c) In the event Crow LP provides a Crow LP Transfer Notice and obligates the CNL LP or CNL Purchaser to purchase Crow LP’s Partnership Interest, then (i) the closing of such purchase shall occur on or before 60 days following the Appraisal Date, (ii) any decisions to be made by the Company in connection with such sale to the CNL Purchaser shall be made by the General Partner acting alone, (iii) one-half of the purchase price shall be paid in immediately available funds and the balance (the “Deferred Portion”) shall be paid in two equal installments on the first and second anniversary dates of the closing of the purchase, and (iv) all funds in the Holdback Escrow shall remain in the Holdback Escrow until such funds have been applied in accordance with the terms thereof or the conditions to the release of such funds have been satisfied in accordance with the terms thereof.

(d) If CNL Partners allege that they have suffered or incurred any damages as a result of the Event of Default that was the basis for the termination of either or both of the Master Leases, the CNL Partners shall submit their claim for damages to arbitration pursuant to

Section 14.9 of this Agreement and the damages awarded, if any, may be offset against any payments of the Deferred Portion that have not been paid at the time of the award and to the extent such Deferred Portion is not sufficient, the Company and the CNL Partners shall have all rights and remedies against the Crow Master Tenants provided for in the Master Leases.

Section 8.6 Appraisal Procedure. Whenever the fair market value of Project is to be determined by the Partners under this Agreement, such fair market value shall be determined by appraisal in the following manner: (i) all appraisers shall be members of the Appraisal Institute or any organization successor thereto; (ii) Crow LP shall promptly appoint an appraiser and give notice of the appointment to the CNL LP; (iii) within fifteen (15) days after receipt of the Crow LP’s notice, the CNL LP shall appoint a second appraiser; (iv) if the CNL LP fails to appoint a second appraiser within (15) days after receipt of Crow LP’s notice of the appointment of the first appraiser, the first appraiser shall proceed to make his/her appraisal of the Project and the fair market value of the Project shall be the amount determined by the first appraiser; (v) each appraiser shall make an independent written appraisal; and (vi) the expenses of the first two appraisals shall be borne by the Partner selecting the appraiser and the expense of any third appraisal shall be divided equally between Crow LP and the CNL LP. If the two appraisers so appointed agree on the fair market value of the Project, the fair market value of the Project shall be the amount determined by them. If the two appraisers so appointed do not agree on the fair market value of the Project, but if the difference between the fair market value determined by each appraiser is not more than five percent (5%) of the lower of the two appraisals, the fair market value of the Project shall be an amount equal to the quotient obtained by dividing the sum of the fair market values determined by each appraiser, by two (2). If the two appraisers so appointed do not agree on the fair market value of the Project, and if the difference between the fair market value determined by each appraiser is more than five percent (5%) of the lower of the two appraisals, the two appraisers shall jointly appoint a third appraiser. If the appraisers so appointed shall be unable, within forty-five (45) days after the appointment of the second appraiser, either to agree on the fair market value of the Project (or to disagree on such value with a difference of five percent (5%) or less), or to agree on the appointment of a third appraiser, they shall give written notice of such failure to agree to Crow LP and the CNL LP, and, if such Partners fail to agree upon the selection of a third appraiser within fifteen (15) days after the appraisers appointed by the Partners give such notice, then within twenty (20) days thereafter any Partner upon written notice to the other Partners may request such appointment by the then-President of the Appraisal Institute (or any organization successor thereto), or in his/her failure to act, may apply for such appointment to the United States District Court for the jurisdiction in which the Project is located. If a third appraiser is appointed, he/she shall make his/her valuation of the Project within thirty (30) days after his/her appointment and the fair market value of the Project shall be the fair market value of the Project determined by whichever of the first two appraisers is (in the opinion of the third appraiser) closest in amount to the fair market value of the Project as determined by the third appraiser. The third appraiser shall not make an independent appraisal of the Project, but the third appraiser’s function shall be solely to determine which of the appraisals made by the first two appraisers most closely represents such fair market value. Each appraiser appointed pursuant to this Section shall be a disinterested person of nationally recognized competence with experience in appraising major commercial properties. Each appraiser shall determine the fair market value of the Project, as a whole, on the basis of all relevant factors affecting fair market value (and without regard to the Master Leases). The party appointing each appraiser shall be obligated, promptly after receipt of the valuation report prepared by the appraiser appointed by such party, to deliver a copy of such valuation report to the other party in the manner provided elsewhere in this Agreement for the giving of notices. If a third appraiser is appointed, the third appraiser shall be directed, at the time of his or her appointment, to deliver copies of his or her valuation report, promptly after its completion, to all parties in the manner provided elsewhere in this Agreement for the giving of notices. The “Appraisal Date” shall be the earliest to occur of (i) the date of the first appraiser’s appraisal report, if the CNL LP fails to appoint a second appraiser within the time required by this Section, (ii) the date on which the first appraiser and the second appraiser sign a joint report in which they agree on the fair market value of the Project, (iii) the later of the date of the first appraiser’s appraisal report or the second appraiser’s appraisal report, if the first two appraisers do not agree on the fair market value of the Project, but the difference between them is less than five percent of the lower of their two appraisals, or (iv) the date of the third appraiser’s appraisal report.

ARTICLE 9-ADMISSION OF ASSIGNEES

Section 9.1 Rights of Assignees. The Assignee of a Partnership Interest has no Management Rights and, unless the Assignee is a Permitted Transferee, no right to become a Partner. The Assignee’s only rights are the Economic Rights allocable to the Transferred Partnership Interest.

Section 9.2 Admission of Assignee as a Partner. An Assignee shall be admitted as a Partner with all rights of the Partner who initially Transferred the Partnership Interest to the Assignee, but only if (i) the Partner who initially Transferred the Partnership Interest so provides in the instrument of Transfer, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement and (iii) the Partners consent in writing to the admission of the Assignee as a Partner. Each Partner shall have the right to give or withhold its consent to the admission of the Assignee as a Partner in such Partner’s sole and absolute discretion. An Assignee who is admitted as a Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of the Partner who originally Transferred the Partnership Interest. The admission of the Assignee as a Partner shall not release the Partner who originally Transferred the Partnership Interest from any liability to the Company that exists before such admission, unless all of the Partners shall consent in writing to such release.

Section 9.3 Admission of Permitted Transferee as Partner. A Permitted Transferee to whom a Partnership Interest is Transferred shall be admitted as a Partner, without the necessity of obtaining the written consent of the other Partners, only if (i) the Transfer complies with the conditions in Section 8.2(a) and Section 8.2(c) and (ii) the conditions described in clauses (i) and (ii) of Section 9.2 are satisfied.

ARTICLE 10-DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following events shall be deemed to be, and is referred to in this Agreement as, an “Event of Default”:

(a) a default by a Partner in performing or observing any of the provisions of this Agreement which is not remedied by the Partner (i) within fifteen (15) days after the

General Partner or the Other Partner gives a written notice to the Partner specifying the default, or (ii) in the case of a default which cannot with due diligence and in good faith be cured within fifteen (15) days, within such additional period, if any, as may be reasonably required by the Partner to cure the default with due diligence and in good faith provided that the Partner commences the curing of the same within the fifteen (15)-day period (it being intended that, in connection with any default which is not susceptible of being cured with due diligence and in good faith within fifteen (15) days, the time within which the Partner is required to cure the default shall be extended for such additional period as may be reasonably necessary to cure the default with due diligence and in good faith but in no event shall such additional period exceed 90 days);

(b) Transfer by a Partner of the Partner’s Partnership Interest in a manner not permitted by Article 8;

(c) As to Crow LP only, and subject to notice and an opportunity to cure as set forth below, any of

(i) a default by a Crow Party under the Non-Compete Agreement (after taking into consideration any applicable notice, grace or cure periods);

(ii) a default by a Crow Master Tenant under a Master Lease (after taking into consideration any applicable notice, grace or cure periods);

(iii) a default by MCMC under the Holdback Escrow (after taking into consideration any applicable notice, grace or cure periods);

(iv) a default by a Crow Party under the LP Purchase Agreement (after taking into consideration any applicable notice, grace or cure periods);

(v) a default by a Crow Party under the Parking Rights Agreement (after taking into consideration any applicable notice, grace or cure periods);

(vi) a default by a Crow Party under South Campus Purchase Agreement (after taking into consideration any applicable notice, grace or cure periods);

(vii) a default by a Crow Party under the Apparel Mart Use Agreement (after taking into consideration any applicable notice, grace or cure periods); or

(viii) a default by a Crow Party under any of the Crow Ground Leases (after taking into consideration any applicable notice, grace or cure periods);

(ix) a default by a Crow Party under the Market Hall Ground Lease (after taking into consideration any applicable notice, grace or cure periods); or

(x) a default by a Crow Party under any ground lease on the North Campus if, at the time of such default, such ground lease is encumbered by any of the North Campus Parking Rights.

(d) the taking of any of the following actions by a Partner pursuant to or within the meaning of Title 11, Federal Bankruptcy Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

(i) commencing a voluntary case;

(ii) consenting to the entry of an order for relief against the Partner in an involuntary case;

(iii) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of the Partner or for all or substantially all of the Partner’s property;

(iv) making a general assignment for the benefit of the Partner’s creditors; or

(v) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

(A) is for relief against a Partner in an involuntary case, which order or decree remains unstayed and in effect for 90 days,

(B) appoints a Custodian of the Partner for all or substantially all of its property, which order or decree remains unstayed and in effect for 90 days, or

(C) orders the liquidation of the Partner (if the Partner is not an individual), which order or decree remains unstayed and in effect for 90 days.

Section 10.2 Remedies. During the continuance of a Material Default, the rights of members of the Management Board appointed by the Defaulting Partner to approve or disapprove Major Decisions shall be suspended. The Nondefaulting Partner shall have all rights at law or in equity against the Defaulting Partner with respect to any Event of Default by the Defaulting Partner; provided, however, if the CNL Partners are Defaulting Partners because of their failure to contribute all of their respective Initial Capital Contribution to the Company, the Nondefaulting Partner’s sole and exclusive remedy shall be to exercise the Repurchase Option set forth in Section 10.4 below.

Section 10.3 Nondefaulting Partner’s Option to Purchase. If any Partner defaults under this Agreement and such default is not cured within the time periods referred to above, then the Nondefaulting Partner shall have the right to purchase the Partnership Interest of the Defaulting Partner for an amount equal to the Defaulting Partner’s Buy-Out Price. The Nondefaulting Partner shall exercise its right to purchase Defaulting Partner’s Partnership Interest by giving written notice (“Buy-Out Notice”) of such exercise. In the event the

Nondefaulting Partner provides a Buy-Out Notice, the Defaulting Partner shall be obligated to sell its Partnership Interest to the Nondefaulting Partner or any other purchaser designated by the Nondefaulting Partner, and (i) the closing of such purchase and sale shall occur on or before 30 days following the Appraisal Date, (ii) any decisions to be made by the Company in connection with such sale to such designated purchaser (that is, decisions to be made on behalf of the Company in dealing with such designated purchaser) shall be made by the Nondefaulting Partner acting alone, (iii) one-half of the purchase price shall be paid in immediately available funds and the Deferred Portion shall be payable in two equal installments on the first and second anniversary date of the closing of the purchase, (iv) Defaulting Partner shall execute such documents as may be necessary or appropriate to legally transfer its Partnership Interest to designated purchaser, and (v) if the Crow LP is the Defaulting Partner, contemporaneously with the closing, Crow Master Tenant and the Company shall terminate the Master Lease and Crow LP will cause Crow Master Tenant to cooperate with the Company and, if applicable, any new tenant who will enter into a master lease with the Company, to transition the business operations of the Project in a manner that will cause as little disruption in such business operations as is necessary under the circumstances. No Master Lease Termination Payment shall be payable in respect of a termination of the Master Lease pursuant to this Section. If CNL Partners allege that they have suffered or incurred any damages as a result of the Event of Default that was the basis for the termination of either or both of the Master Leases, such CNL Partners shall submit their claim for damages to arbitration pursuant to Section 14.9 of this Agreement and the damages awarded, if any, may be offset against any payments of the Deferred Portion that have not been paid at the time of the award and to the extent such Deferred Portion is not sufficient, the Company and the CNL Partners shall have all rights and remedies against the Crow Master Tenants provided for in the Master Leases. All funds in the Holdback Escrow shall remain in the Holdback Escrow until such funds have been applied in accordance with the terms thereof or the conditions to the release of such funds have been satisfied in accordance with the terms thereof.

Section 10.4 Crow LP’s Repurchase Option. If the CNL Partners fail to timely fund the full amount of their respective Initial Capital Contributions prior to WTC Outside Funding Date or the IFDC Outside Funding Date, as the case may be, Crow LP shall have the right and option (the “Repurchase Option”) for a period of six months after WTC Outside Funding Date or the IFDC Outside Funding Date, as applicable (such six month period is referred to as the “Repurchase Option Period”), to purchase all of the CNL Partners’ right, title and interest in the Company for an amount equal to the Repurchase Price (as defined below). Crow LP shall exercise the Repurchase Option by giving written notice of such exercise to the CNL Partners prior to the expiration of the Repurchase Option Period. The CNL Partners shall not have the right to terminate the Repurchase Option by making capital contributions during the Repurchase Option Period unless Crow LP consents in writing to waive the Repurchase Option in consideration for such capital contribution. If Crow LP fails to timely exercise the Repurchase Option during the Repurchase Option Period, the Repurchase Option shall expire and be of no further force or effect. If Crow LP timely exercises the Repurchase Option, the CNL Partners shall sell all of their Partnership Interest to Crow LP or any other purchaser designated by Crow LP, and (i) the closing of such purchase and sale shall occur on or before 30 days following the date Crow LP gives written notice to CNL Partners of its election to exercise the Repurchase Option, (ii) the Repurchase Price shall be paid in cash to the CNL

Partners, and (iii) the Partners shall execute such documents as may be necessary or appropriate to legally transfer the Partnership Interests of the CNL Partners to the designated purchaser. For the purposes of this Section 10.4, the term “Repurchase Price” means an amount determined on the date that Crow LP exercises the Repurchase Option equal to the sum of all Capital Contributions made by the CNL Partners as of such date plus the unpaid balance of all Partner Loans (if any) made by the CNL Partners as of such date minus $3,000,000.

ARTICLE 11-BUY-SELL

Section 11.1 Initiation of Procedure. At any time on or after fifth anniversary of the Effective Date, any Partner (the “Initiating Partner”) may, by written notice to the other Partner (the “Recipient Partner”), initiate a buy-sell by designating a price (the “Designated Price”) for the Project and all other assets owned by the Company and terms at which the Initiating Partner is willing either to buy the Partnership Interests of the Recipient Partner (and any Permitted Transferees of the Recipient Partner) in the Company or to sell its own Partnership Interest (and the Partnership Interest of its Permitted Transferees) to the Recipient Partner (“Offer”). The buying Partner would be obligated to pay to selling Partner the amount the selling Partner would receive if the Project was sold for the Designated Price and the proceeds from such sale were distributed to the Partners in accordance with Section 13.3. For purposes of this Section 11.1, the Partnership Interest of the Initiating Partner and the Recipient Partner shall include any Permitted Transferee(s) of the Initiating Partner or the Recipient Partner, as the case may be, and the Partnership Interests of the Related Partners shall be treated as owned by the same party. The Offer shall be accompanied by evidence of a cash deposit into the escrow account of a reputable title company situated in Dallas, Texas an amount equal to ten percent (10%) of the purchase price set forth in the Offer and a comprehensive purchase agreement pursuant to which the purchase shall be made which contains all terms, conditions, covenants, representations, warranties and other agreements, except such terms shall provide for the entire purchase price to be paid in immediately available funds at closing. The buying Partner shall pay the selling Partner an amount equal to the amount the selling Partner and its Permitted Transferees would receive under Section 5.1(b) (but without taking into account Section 5.1(b)(ii)) if the assets of the Company were sold for the Designated Price. The buying Partner shall purchase the Partnership Interest(s) of the selling Partner and its Permitted Transferees subject to all Partnership liabilities which shall be specifically assumed by the buying Partner unless the same are non-recourse to the selling Partner (in which case the buying Partner takes subject to such liability). The buying Partner shall further indemnify the selling Partner and its Permitted Transferees as to said liabilities. In addition, as a condition to any Partner becoming a buying Partner, such Partner and the Company shall arrange for the specific release of the selling Partner and/or any Affiliates of the selling Partner from the primary liability (as opposed to continuing liabilities, such as environmental liabilities, which cannot be released) to any institutional lenders having outstanding loans to the Company (including the cancellation and return of all guarantees, letters of credit, and other security or assurances posted or made by the selling Partner or any Affiliates of the selling Partner, or principal of the selling Partner). For purposes of this Section 11.1, the CNL Partners shall be treated collectively as the Initiating Partner, Recipient Partner, buying Partner and/or selling Partner, as applicable.

(a) Within thirty (30) days after receipt of written notice of the Offer (the “Response Period”), the Recipient Partner shall reply to the Initiating Partner by giving written notice as to whether such Recipient Partner desires to buy or sell in accordance with the Offer. The decision of the Recipient Partner shall bind all Permitted Transferees of such Recipient Partner. In the event the Recipient Partner elects to purchase the Partnership Interest of the Initiating Partner, the election of the Recipient Partner to do so shall be accompanied by evidence of a cash deposit into the escrow account of counsel to the Recipient Partner in an amount equal to ten percent (10%) of the purchase price to be paid to the Initiating Partner and the return to the Initiating Partner of the deposit previously submitted pursuant to Section 11.1.

(b) If a responsive notice is not given by a Recipient Partner to an Offer before expiration of the Response Period, then such non-responding Recipient Partner shall be deemed to have elected to sell its Partnership Interest (and the Partnership Interests of its Permitted Transferees) to the Initiating Partner at such price and upon such terms as set forth in the Offer.

Section 11.2 Closing. The closing of a purchase and sale pursuant to this Article 11 shall occur at the end of ninety (90) days after the later of the receipt of notice pursuant to Section 11.1(a) or the expiration of the Response Period. If any Partner fails to timely close, the other Partner shall have the option of either:

(a) canceling the buy-sell contract in which event (A) all of the terms and provisions of this Agreement, including this Section 11.2 shall remain in full force and effect, and (B) the Nondefaulting Partner shall be entitled to retain the deposit made by the Defaulting Partner;

(b) purchasing the entire Partnership Interest of the other Partner in accordance with the terms of the Offer, in the case where the other Partner defaulted on its obligation to buy, or selling to the other Partner in accordance with the terms of the Offer, in the case where the other Partner defaulted on its obligation to sell; or

(c) seeking specific performance of the other Partner’s obligation, without waiver of damages as a result thereof.

In the event the Crow LP is the Initiating Partner and CNL Partners (or either of them) purchases all of the Partnership Interest of Crow LP as a consequence of the exercise of the rights granted in this Article 11, the Company shall have the right to terminate the Master Leases without the obligation to pay the Master Leases Termination Payment. All funds in the Holdback Escrow shall remain in the Holdback Escrow until such funds have been applied in accordance with the terms thereof or the conditions to the release of such funds have been satisfied in accordance with the terms thereof.

ARTICLE 12-SALE OF PROPERTY

Section 12.1 CNL Partners’ Right to Sell. If, at any time on or after the fifth anniversary date of this Agreement, CNL Partners desire to cause the Subsidiaries to market the Project for sale to third parties, CNL Partners shall give written notice thereof to Crow LP (“Sale Notice”) and the provisions of this Article 12 shall govern. The Sale Notice shall set forth CNL

Partners’ opinion as to the fair market value of the Project. A decision by CNL Partners to offer the Project for sale or a sale of the Project in accordance with this Article 12 shall not constitute a Major Decision and shall not be subject to the approval of members of the Management Board appointed by Crow LP so long as the requirements in this Article 12 have been complied with.

Section 12.2 Crow LP’s Right of First Offer. If CNL Partners and Crow LP are unable to agree on the fair market value of the Project within forty-five (45) days after receipt of the Sale Notice, the fair market value of the Project shall be determined by appraisal in accordance with procedures set forth in Section 8.6 of this Agreement. Crow LP shall have the option to purchase the Project for an amount equal to the fair market value of the Project as so determined. The option must be exercised by Crow LP by giving notice of exercise of the option to CNL Partners within sixty (60) days after receipt of the Sale Notice unless the fair market value of the Project is determined by appraisal, in which event, Crow LP must give written notice of the exercise of the option to CNL Partners within sixty (60) days after the determination of the fair market value of the Project. If Crow LP exercises the option, the closing of the purchase of the Project shall occur on a date selected by Crow LP that is no later than ninety (90) days after receipt of the notice of the exercise of the option. All funds in the Holdback Escrow shall be disbursed to Crow LP upon the closing.

Section 12.3 Sale of Project. If Crow LP does not timely exercise the option to purchase the Project in accordance with Section 12.2, or if Crow LP timely exercises the option but thereafter defaults in consummating the purchase of the Project, CNL Partners shall have the right, without the necessity of obtaining any further consent or approval of Crow LP, to cause the Subsidiaries to sell the Project to a bona fide third party for a purchase price payable in cash equal to or greater than 95% of the fair market value of the Project (as determined by appraisal in accordance with the procedures set forth in Section 8.6 of this Agreement) and otherwise on such terms and conditions as CNL Partners may approve in their good faith business judgment. In the event a sale of the Project pursuant to this Article 12 is consummated, the Company shall have the right to terminate the Master Lease at the closing of such sale so long as the Company pays to the Master Lessees, the Master Leases Termination Payment.

Section 12.4 Exceptions. CNL Partners may not deliver a Sale Notice if a Partner has previously initiated a Buy/Sell in accordance with Article 11 as long as such Buy/Sell procedure is pending.

Section 12.5 Cash Price. For all purposes of this Article 12, the purchase price of the Project shall be deemed to be payable in cash if the purchase price is payable in part by assuming, or taking title to the Project subject to, all or any of the existing Mortgages and the balance is payable in cash. At the closing, all funds in the Holdback Escrow shall be disbursed to Crow LP.

ARTICLE 13-DISSOLUTION OF COMPANY

Section 13.1 Events Causing Dissolution. In addition to the dissolution of the Company pursuant to Section 6.15 the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Company of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Company receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of; or

(b) the sale, exchange, or other disposition by all of the Subsidiaries of all or substantially all of their assets; provided, however, that if, in connection with such sale or other disposition, the Subsidiaries receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of; or

(c) the consent in writing by the Partners, acting unanimously, that the Company shall be dissolved.

Except as otherwise provided in Section 6.15 above, the Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Partner and the Company’s business shall continue pursuant to Section 17-801 of the Act. In the event of the withdrawal of the General Partner, within 90 days after such withdrawal, the Limited Partners shall appoint, effective as of the date of the withdrawal, a replacement general partner or general partners for the Company by the affirmative vote of the Limited Partners owning at least fifty-one percent (51%) of the total Percentage Interests of the Limited Partners.

Section 13.2 Winding Up. If the Company is dissolved, the General Partner shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the General Partner shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 13.3 Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities, the remaining net proceeds and liquid assets shall be distributed among the Partners in the manner specified in Section 5.1(b).

Section 13.4 Negative Capital Accounts. If, after the allocation of the Profit or Loss from a Capital Transaction involving the sale or disposition of all or substantially all of the assets of the Company or the Subsidiaries (a “Terminating Capital Transaction”) pursuant to Section 5.3 and the distribution of the Capital Proceeds from the Terminating Capital Transaction among the Partners and upon final liquidation of the Company, the Capital Account of any Partner is negative, the Partner shall not be obligated to restore to any extent the negative balance in its Capital Account.

Section 13.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Partners. The General Partner shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 14-MISCELLANEOUS PROVISIONS

Section 14.1 Notices.

(a) Each notice, request, demand, consent, approval or other communication (hereafter in this Section referred to collectively as “Notices” and referred to singly as a “Notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if (i) personally delivered with proof of delivery thereof (any Notice so delivered shall be deemed to have been received at the time so delivered), (ii) sent by Federal Express (or other similar overnight courier) designating early morning delivery (any Notice so delivered shall be deemed to have been received on the next Business Day following receipt by the courier), or (iii) sent by United States registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service (any Notice so sent shall be deemed to have been received two days after mailing in the United States).

(b) All Notices shall be addressed to the parties at the following addresses:

if to either of the CNL Partners:

if to the General Partner or CNL LP to:

CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Charles A. Muller, Chief Operating Officer

Telecopier No. (407) 540-2544

and

CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Tammie A. Quinlan, Chief Financial Officer

Telecopier No. (407) 540-2544

and

CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attention: Amy Sinelli,

Vice President and Corporate Counsel

Telecopier No. (407) 540-2544

with a copy to:

Greenberg Traurig, LLP

600 Three Galleria Tower

13155 Noel Road

Dallas, TX 75240

Attn: Ralph G. Santos, Esq.

Telecopier No. (972) 419-1255

if to Crow LP to:

DMC Operating, L.P.

2100 Stemmons Freeway, 5th Floor

Dallas, Texas 75207

Attn: Mitzi Tally

Telecopier No. (214) 655-7628

With a copy to:

Crow Holdings

2100 McKinney Avenue,

Suite 700 Dallas, Texas 75201

Attn: M. Kevin Bryant

Telecopier: (214) 661-8044

and

Crow Holdings

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attn: Gina A. Norris

Telecopier: (214) 661-8044

Any party may, by Notice given pursuant to this Section, change the Person or Persons and/or address or addresses, or designate an additional Person or Persons or an additional address or addresses, for its Notices, but Notice of a change of address shall only be effective upon actual receipt. Each party agrees that it will not refuse or reject delivery of any Notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any Notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

(c) All Notices that are required or permitted to be given under this Agreement may be given by the parties hereto or by their respective counsel, who are hereby authorized to do so on the parties’ behalf.

Section 14.2 Integration. This Agreement and the Formation Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the Formation Agreement.

Section 14.3 Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 14.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.

Section 14.5 Jurisdiction and Venue. Jurisdiction of and venue for any action or proceeding arising out of or connected with this Agreement shall lie exclusively in the state courts of competent jurisdiction of the State of Delaware. Each party expressly waives all other jurisdiction and venue and agrees that it shall be subject personally to the jurisdiction of the agreed-upon court(s).

Section 14.6 Jury Trial Waiver. EACH PARTNER HEREBY WAIVES SUCH PARTNER’S RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTNER. EACH PARTNER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTNER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH PARTNER WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTNER FURTHER ACKNOWLEDGES THAT EACH HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

Section 14.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute this Agreement.

Section 14.8 Incorporation of Recitals. The recitals set forth above are incorporated and made a part of this Agreement as if fully set forth herein.

Section 14.9 Arbitration Regarding Certain Matters.

(a) Arbitration. If (i) CNL Partners exercise the right to purchase Crow LP’s interest in the Company pursuant to Section 10.3 above following an Event of Default by Crow LP and the CNL Partners assert a claim for damages (a “Damages Claim”) against Crow LP as a result of such Event of Default, or (ii) the Management Board is unable to agree on whether Cause exists to remove the General Partner, such matter shall be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), applicable rules of the American Arbitration Association (the “Rules”) and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of CNL Partners thereafter to require submittal of the Dispute to arbitration.

(b) Special Rules. The arbitration shall be conducted in Dallas, Texas. Such disputes shall be heard and determined by one arbitrator, and the decision of such arbitrator shall be final and binding upon the parties. The arbitrator shall be any person suggested by either of the parties and selected by the mutual agreement of the parties, provided, however, that in the event that the parties are unable to agree upon the selection of an arbitrator within fourteen days after the arbitration has been initiated, as provided in Section 6 of the Rules, then the arbitrator shall be selected by appointment from the National Panel of Arbitrators, as provided in Section 13 of the Rules. A Damages Claim shall be determined by one arbitrator selected as aforesaid; however, if the amount of the Damages Claim exceeds Two Million Dollars ($2,000,000), upon the request of any party, the Damages Claim shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”) selected in the same manner as a single arbitrator. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days. The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration. Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Damages Claim or a determination of whether Cause exists is arbitrable, shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

Section 14.10 OFAC. Each Partner represents and warrants to the other Partners that the representing Partner is currently in compliance with and shall at all times until the Company has been dissolved and all of its affairs have been wound up, remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specialty Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned parties have signed this Limited Partnership Agreement of CNL Dallas Market Center, L.P. as of the day and year first above written.

GENERAL PARTNER:

CNL DALLAS MARKET CENTER GP, LLC, a Delaware limited liability company

By:	/s/ Charles A. Muller
Charles A. Muller
Chief Operating Officer and Manager

CROW LIMITED PARTNER:

CNL DMC, LP, a Delaware limited partnership

By:	CNL DMC GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Charles A. Muller
Charles A. Muller
Chief Operating Officer and Manager

CROW LIMITED PARTNER:

DALLAS MARKET CENTER COMPANY, LTD., a Texas limited partnership

By:	Flagship Exhibition, LLC, a Texas limited liability company, its General Partner

	By:	Crow Family, Inc., a Texas corporation its Manager

		By:	/s/ Gina A. Norris
Gina A. Norris
Vice President